As filed with the Securities and Exchange Commission on June 19, 2006

Registration Statement No. 333-124445

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 3 to

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OPEN SOLUTIONS INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	22-3173050
(State Or Other Jurisdiction Of	(I.R.S. Employer
Incorporation Or Organization)	Identification No.)

455 WINDING BROOK DRIVE
GLASTONBURY, CONNECTICUT 06033
(860) 652-3155
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

LOUIS HERNANDEZ, JR.
CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
OPEN SOLUTIONS INC.
455 WINDING BROOK DRIVE
GLASTONBURY, CONNECTICUT 06033
(860) 652-3155
(Name, Address, Including Zip Code, And Telephone Number,
Including Area Code, Of Agent For Service)

Copy to:

JOHN A. BURGESS, ESQ.
PETER N. HANDRINOS, ESQ.
WILMER CUTLER PICKERING HALE AND DORR LLP
60 STATE STREET
BOSTON, MASSACHUSETTS 02109
(617) 526-6000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.

Explanatory Note

     This Post-Effective Amendment No. 3 to Form S-3 is being filed to add additional selling securityholders and to update the holdings of certain selling securityholders in the table under the caption “Selling Securityholders.” The Registrant has also updated and/or amended certain other information included herein.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion dated June 19, 2006

PROSPECTUS

OPEN SOLUTIONS INC.

$270,000,000

SENIOR SUBORDINATED CONVERTIBLE NOTES DUE 2035

6,578,118 Shares of Common Stock,
$0.01 Par Value Per Share

     Open Solutions Inc. issued $270,000,000 aggregate principal amount of senior subordinated convertible notes in a private placement to the initial purchasers on February 2, 2005. The initial purchasers resold the notes to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended. This prospectus will be used by the selling securityholders from time to time to resell their notes and any shares of our common stock issuable upon conversion of the notes. We will not receive any proceeds from the sale of the notes or any shares of our common stock issuable upon conversion of the notes offered by this prospectus.

     The principal terms of the senior subordinated convertible notes due 2035, which we refer to as the notes, include the following:

     The notes were offered at an issue price of $533.56 per note (53.356% of the principal amount at maturity). Interest on the notes at the rate of 1.4673% per year on the principal amount at maturity (equivalent to a rate of 2.75% per year of the issue price) is payable semiannually in arrears in cash on February 2 and August 2 of each year, beginning August 2, 2005 until February 2, 2012. After that date, we will not pay cash interest on the notes. Instead, on February 2, 2035, the maturity date of the notes, a holder will receive $1,000 per note. The original issue discount for non-tax purposes will accrue daily at a rate of 2.75% per year beginning on February 2, 2012 on a semiannual bond equivalent basis using a 360-day year comprised of twelve 30-day months. The notes are our unsecured senior subordinated obligations and rank equally with any future senior subordinated indebtedness and junior to any existing and future senior indebtedness.

     Holders may convert the notes into shares of our common stock at a conversion rate of 18.3875 shares of our common stock per $1,000 principal amount at maturity of notes (which is equal to an initial conversion price, based on the issue price, of approximately $29.02 per share), subject to adjustment, only under the following circumstances: (1) if the closing price of our common stock reaches a specified threshold, (2) if the notes are called for redemption, (3) if specified corporate transactions or distributions to holders of our common stock occur, (4) if a change of control occurs or (5) during the 10 trading days prior to, but not on, the maturity date. If a holder elects to convert its notes in connection with a change of control that occurs prior to February 2, 2012, the holder will be entitled to receive a make whole premium upon conversion in some circumstances. Upon conversion, in lieu of delivering shares of our common stock, we may elect to deliver cash or a combination of cash and shares of our common stock.

     Holders may require us to purchase for cash all or a portion of their notes on February 2, 2012 at a price of $533.56 per note, on February 2, 2015 at a price of $579.12 per note, on February 2, 2020 at a price of $663.86 per note, on February 2, 2025 at a price of $761.00 per note, and on February 2, 2030 at a price of $872.35 per note, in each case plus accrued and unpaid cash interest, if any. In addition, if we experience a change of control as described in this prospectus, holders may require us to purchase for cash all or a portion of their notes, subject to specified exceptions, at a price equal to the sum of the issue price and accrued original issue discount plus accrued and unpaid cash interest and liquidated damages, if any. In the event of a change of control, in lieu of permitting holders to require us to purchase their notes or to convert and, if applicable, receive a make whole premium, we may elect, in some circumstances, to adjust the conversion rate and related conversion obligation so that the notes are convertible into shares of the acquiring or surviving company, as described in this prospectus.

     We may redeem for cash all or a portion of the notes at any time on or after February 2, 2012, at a price equal to the sum of the issue price and accrued original issue discount, plus accrued and unpaid cash interest and liquidated damages, if any, to the redemption date.

     The notes are currently designated for trading on The PORTAL Market. Our common stock is traded on the NASDAQ National Market under the symbol “OPEN.” On June 16, 2006, the reported last sale price for our common stock on the NASDAQ National Market was $25.27 per share. We urge you to obtain current market quotations for our common stock. The securities offered by this prospectus may be offered in negotiated transactions or otherwise, at negotiated prices or at the market prices prevailing at the time of sale.

Investing in the notes or our common stock involves risks. See “Risk Factors” beginning on page 8.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                           , 2006

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents we incorporate by reference in this prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forwards-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “intends,” “predicts,” “anticipates,” “believes,” “estimates,” “potential,” “continue” or the negative of such terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on these forward-looking statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various important factors, including the risks outlined under “Risk Factors.” These factors may cause our actual results to differ materially from any forward-looking statement.

     You should read these forward-looking statements carefully because they discuss our expectations about our future performance, contain projections of our future operating results or our future financial condition, or state other “forward-looking” information. You should be aware that the occurrence of any of the events described under “Risk Factors” and elsewhere in this prospectus could substantially harm our business, results of operations and financial condition and that upon the occurrence of any of these events, the trading price of our common stock could decline.

     We cannot guarantee any future results, levels of activity, performance or achievements. The forward-looking statements contained in this prospectus represent our expectations as of the date of this prospectus and should not be relied upon as representing our expectations as of any other date. Subsequent events and developments will cause our expectations to change. However, while we may elect to update these forward-looking statements, we specifically disclaim any obligation to do so, even if our expectations change.

     We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

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SUMMARY

     This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus, but does not contain all the information that is important to you. You should read this entire prospectus carefully, including the section entitled “Risk Factors,” and our consolidated financial statements and the related notes, which are incorporated by reference into this prospectus, before making an investment decision.

Our Business

     We are a provider of software and services that allow financial institutions to compete and service their customers more effectively. We develop, market, license and support an enterprise-wide suite of software and services that performs a financial institution’s data processing and information management functions. In contrast to traditional legacy systems, our technologies are fully integrated, open, flexible, customer-centric and efficient, permitting financial institutions to draw on and deliver consistent information quickly. We offer core software and complementary products, which can be licensed to financial institutions separately or, when combined, form a fully-integrated suite. Our technology allows our clients to access information from disparate sources and then analyze and distribute that information for use at the point of customer contact. Our software can be operated either by the financial institution internally or on an outsourced basis in one of our outsourcing centers or through an outsourcing center hosted by one of our resellers. We believe that our products and services enable our clients to reduce their overall core processing and operational costs and allow them to meet their strategic needs more effectively.

Our Market Opportunity

     According to Thomson Financial Inc., there are approximately 18,200 commercial banks, thrifts and credit unions in the United States, approximately 18,130 of which have an asset base of under $20 billion. We believe that these financial institutions, which have traditionally competed on the basis of personalized service, are facing increasing challenges to improve their operating efficiencies. These challenges include the entrance of non-traditional competitors, the compression of margins on traditional products, significant channel proliferation and the convergence of financial products into a single institution. These institutions have traditionally fulfilled their information technology needs through legacy computer systems, operated either by the institution itself or through an outsourcing center. Legacy systems, which operate in large mainframe or minicomputer environments, are generally highly proprietary, inflexible and costly to operate and maintain. In addition, the costs associated with modifying core software and obtaining proprietary complementary software are generally greater over time than the costs associated with newer technology.

     We believe that financial institutions today are seeking more integrated, open, flexible, customer-centric and efficient information technology solutions that:

•	combine high performance, scalability, reliability and security with the advantages associated with relational and highly normalized (which means data is easily accessible and not stored redundantly) technology based on industry standards,

•	deliver new products and services to their customers quickly and efficiently without extensive custom development,

•	integrate easily with other applications used in the enterprise without expensive middleware,

•	provide quick and effective access to customer and account data in order to offer better, more customized services, monitor trends and performance and cross-sell services and products,

•	allow real-time access to customer data while preserving the financial institution’s ability to batch process large transactions, and

•	accommodate, in a single application, multiple delivery channels, such as ATMs, telephone banking, Internet banking and wireless banking, as well as new delivery channels as they emerge.

     We believe that information technology systems such as ours, which are based on open, industry-standard operating environments and relational databases, meet these requirements.

Our Solution

     Our core software product is a fully-integrated, open, flexible, customer-centric solution that enables financial institutions to service their customers more efficiently and effectively. Its key attributes are its:

•	Full Integration at the Core Level. Our core software supports all of a financial institution’s principal data processing requirements using a single relational database that allows our clients to replace their highly proprietary, inflexible and costly legacy systems with one integrated software application.

•	Open Architecture. Our clients can run our software on desktop and server hardware supplied by a wide array of vendors, while the flexibility and scalability of our core applications permit our clients to incorporate complementary software applications, whether designed by us or by third parties, in a cost-effective manner. In addition, our complementary products may be used with either our core software or third-party systems.

•	Flexibility. Our software allows our clients to offer new products and services to their customers and to grow without reconfiguring their information technology infrastructure. In addition, we provide our software by licensing it directly for use on-site, through our own outsourcing centers or through third-party outsourcing centers, allowing our clients the flexibility to meet their specific operational and competitive requirements in the manner most cost-effective for them.

•	Customer-centric Architecture. Our core software uses a relational database organized around individual customers, allowing a financial institution to update and view customer information on a real-time basis instead of relying on periodic batch processing. Our relationship management software, which acts as a natural extension of our core software, exploits the strength of our architecture and provides our clients the ability to collect and analyze data in order to generate timely and responsive initiatives and deliver those initiatives immediately to the customer.

•	Efficiency. We believe that our software reduces the overall cost of a financial institution’s information technology and allows our clients to meet their strategic goals more efficiently. Our core software is fully integrated with our complementary products, can run on hardware provided by many vendors and supports third-party products, reducing an institution’s development and implementation costs. Our open architecture and flexibility allow our clients to modify their information systems requirements quickly and easily, without incurring the significant costs associated with supporting several disparate software applications. Our single relational database allows our clients to organize their data around individual customers, use our business intelligence tools to analyze and manage that data in the most efficient manner and launch new products and services desired by their customers in a cost-effective manner.

     Our proprietary software is designed to work in conjunction with certain third-party software products, including Microsoft and Oracle relational databases.

Our Strategy

     Our objective is to be the leading supplier of software and services to financial institutions. Our strategy for achieving this objective includes:

•	expanding our share of our historical market, which includes financial institutions which have an asset base of under $20 billion,

•	expanding our sources of recurring revenue, which we generate through the provision of outsourcing and maintenance services, in order to improve the predictability of our revenue,

•	expanding our client base by continuing to license our core software through third-party outsourcing centers,

•	providing additional products and services to our installed client base, through both the internal development of new products and services and through acquisitions,

•	maintaining our technological leadership in the industry,

•	extending our target markets to include larger financial institutions, international financial institutions, and clients in the payroll services, insurance and brokerage industries, and

•	pursuing strategic acquisitions that complement our existing products and services and expand our client base.

Corporate Information

     We were organized as a Delaware corporation in May 1992. Our principal executive office is located at 455 Winding Brook Drive, Glastonbury, Connecticut 06033 and our telephone number is (860) 652-3155. Our corporate website address is http://www.opensolutions.com. The information contained on our web site is not a part of this prospectus.

     We use the terms “Open Solutions,” the “Company,” “we,” “us” and “our” in this prospectus to refer to the business of Open Solutions Inc. and its subsidiaries.

The Offering

     The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the notes, see “Description of Notes” in this prospectus.

Issuer	Open Solutions Inc.

Notes offered	$270,000,000 aggregate principal amount at maturity of senior subordinated convertible notes due 2035. Each note has a principal amount at maturity of $1,000 and was issued at a price of $533.56 per note (53.356% of the principal amount at maturity).

Maturity	February 2, 2035.

Cash interest	1.4673% per year on the principal amount at maturity (equivalent to a rate of 2.75% per year of the issue price), payable semiannually in arrears in cash on February 2 and August 2 of each year, beginning August 2, 2005 until February 2, 2012.

Original issue discount	We offered the notes at an issue price significantly below the principal amount at maturity of the notes. As a result, the original issue discount, for non-tax purposes, will accrue daily at a rate of 2.75% per year beginning on February 2, 2012, calculated on a semiannual bond equivalent basis using a 360-day year comprised of twelve 30-day months. The notes were issued with original issue discount for federal income tax purposes and holders will be required to include such tax original issue discount in income as it accrues for federal income tax purposes in advance of receipt of any payment on the notes to which the income is attributable, as discussed under “Material United States Federal Income Tax Considerations.”

Conversion rights	Holders may convert their notes into shares of our common stock prior to the close of business on the business day before the stated maturity date at the applicable conversion rate only under the following circumstances:

• during any calendar quarter beginning after March 31, 2005 (and only during such calendar quarter), if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is more than 130% of the accreted conversion price per share, which is (1) the sum of the issue price of a note and the accrued original issue discount divided by (2) the then applicable conversion rate;

• if the notes have been called for redemption;

• if specified corporate transactions or distributions to holders of our common stock occur;

	•	if a change of control occurs, subject to our right in the event of a public acquirer change of control; or

	•	during the 10 trading days prior to, but not on, the maturity date.

The initial conversion rate is 18.3875 shares of common stock per $1,000 principal amount at maturity of notes. This is equivalent to an initial conversion price, based on the issue price, of approximately $29.02 per share of common stock.

Upon conversion of a note, in lieu of delivering shares of our common stock, we may elect to deliver to the holder of such note cash or a combination of cash and shares of our common stock.

Redemption of notes at our option	We may redeem for cash all or a portion of the notes at any time on or after February 2, 2012, at a price equal to the sum of the issue price and the accrued original issue discount, plus accrued and unpaid cash interest and liquidated damages, if any, to the redemption date.

Purchase of notes by us at the option of the holder	Holders may require us to purchase for cash all or a portion of their notes on each of the following dates at the following prices, plus accrued and unpaid cash interest, if any, to the purchase date:

	•	On February 2, 2012 at a price of $533.56 per note;

	•	On February 2, 2015 at a price of $579.12 per note;

	•	On February 2, 2020 at a price of $663.86 per note;

	•	On February 2, 2025 at a price of $761.00 per note; and

	•	On February 2, 2030 at a price of $872.35 per note.

Repurchase of notes at option of holders upon change of control	Upon specified change of control events, holders will have the option, subject to our right described in this prospectus in the event of a public acquirer change of control, to require us to purchase all or any portion of the notes at a price equal to the sum of the issue price and accrued original issue discount of the notes to be purchased, plus accrued and unpaid cash interest to, but excluding, the purchase date. In the event of a change of control, in lieu of permitting holders to require us to purchase their notes or to convert and, if applicable, receive a make whole premium, we may elect, in some circumstances, to adjust the conversion rate and related conversion obligation so that the notes are convertible into shares of the acquiring or surviving company.

Ranking	The notes:

• are our senior subordinated unsecured obligations;

• are junior in right of payment to any existing and future senior indebtedness; and

• are structurally subordinated to any existing and future indebtedness and other liabilities of our subsidiaries, including trade payables.

At March 31, 2006, we had $347.0 million of outstanding senior indebtedness, which we incurred in connection with our acquisition of the Information Services Group of BISYS, Inc., or BISYS, on March 3, 2006. In addition, we had indebtedness related to trade payables, accrued expenses and capital lease obligations. The terms of the indenture under which the notes are issued do not limit our ability to incur additional indebtedness, including senior indebtedness. Because the notes are subordinated, in the event of bankruptcy, liquidation or dissolution and acceleration of or payment default on senior indebtedness, holders of the notes will not receive any payment until holders of senior indebtedness have been paid in full.

Use of proceeds	The net proceeds from the offering of the notes were approximately $139.2 million after deducting the initial purchasers’ discounts and estimated offering expenses. We currently intend to use the net proceeds for working capital and general corporate purposes, including marketing of our products and services, selling our products and services to financial institutions and potential acquisitions of businesses, products or technologies. Pending application of the net proceeds of this offering, we intend to invest the net proceeds in short-term, interest-bearing securities.

Registration rights	We agreed to keep the registration statement relating to this prospectus effective until the earlier of the (1) sale pursuant to the registration statement of all the notes and the shares of our common stock issuable upon conversion of the notes and (2) expiration of the holding period applicable to such securities held by persons who are not our affiliates under Rule 144(k) under the Securities Act, or any successor provision, subject to some permitted exceptions.

Guarantees	None.

Sinking fund	None.

DTC eligibility	The notes are issued in fully registered book-entry form and are represented by one or more permanent global notes without coupons. Global notes have been deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, or DTC, in New York, New York. Beneficial interests in global notes will be shown on, and transfers of beneficial interests in global notes will be effected only through, records maintained by DTC and its direct and indirect participants, and a holder’s interest in any global note may not be exchanged for certificated notes, except in the limited circumstances described in this prospectus.

Trading	The notes are not listed on any securities exchange or included in any automated quotation system. The notes are eligible for trading in The PORTAL Market.

NASDAQ symbol for our common stock	Our common stock is quoted on the NASDAQ National Market under the symbol “OPEN.”

Risk factors	See “Risk Factors” beginning on page 8 of this prospectus and other information in this prospectus for a discussion of factors you should consider carefully before deciding to invest in the notes.

Ratio of Earnings to Fixed Charges

     The following table sets forth the computation of our ratio of earnings to fixed charges for the periods indicated:

	Three Months Ended March 31,	Year Ended December 31,
	2006	2005	2004	2003	2002	2001
Ratio of earnings to fixed charges	2.98	5.80	20.14	—	—	—

For the years ended December 31, 2003, 2002 and 2001, our earnings were insufficient to cover fixed charges of ($32,126), ($384) and ($330), respectively. Fixed charges consists of interest expense, a portion of rental expense that we believe to be representative of interest and preferred stock dividend accretion.

RISK FACTORS

     You should consider the following risk factors, in addition to the other information presented in this prospectus and the documents incorporated by reference into this prospectus, in evaluating us, our business and an investment in the notes. Any of the following risks as well as other risks and uncertainties could seriously harm our business and financial results and cause the value of the notes to decline, which in turn could cause you to lose all or part of your investment.

Risks Related to Our Business

We are dependent on the banking and credit union industry, and changes within that industry could reduce demand for our products and services.
     The large majority of our revenues are derived from financial institutions in the banking and credit union industry, primarily small to mid-size banks and thrifts and credit unions of all sizes, and we expect to continue to derive substantially all of our revenues from these institutions for the foreseeable future. Unfavorable economic conditions adversely impacting the banking and credit union industry could have a material adverse effect on our business, financial condition and results of operations. For example, financial institutions in the banking and credit union industry have experienced, and may continue to experience, cyclical fluctuations in profitability as well as increasing challenges to improve their operating efficiencies. Due to the entrance of non-traditional competitors and the current environment of low interest rates, the profit margins of commercial banks, thrifts and credit unions have narrowed. As a result, some institutions have slowed, and may continue to slow, their capital spending, including spending on computer software and hardware, which can negatively impact license sales of our core and complementary products to new and existing clients. Decreases in or reallocation of capital expenditures by our current and potential clients, unfavorable economic conditions and new or persisting competitive pressures could adversely affect our business, financial condition and results of operations.
Consolidation in the banking and financial services industry could adversely impact our business by eliminating a number of our existing and potential clients.
     There has been and continues to be merger, acquisition and consolidation activity in the banking and financial services industry. Mergers or consolidations of banks and financial institutions in the future could reduce the number of our clients and potential clients. A smaller market for our services could have a material adverse impact on our business and results of operations. In addition, it is possible that the larger banks or financial institutions which result from mergers or consolidations could decide to perform themselves some or all of the services which we currently provide or could provide. If that were to occur, it could have a material adverse impact on our business, financial condition and results of operations.
Our success depends on decisions by potential clients to replace their legacy computer systems, and their failure to do so would adversely affect demand for our products and services.
     We primarily derive our revenues from two sources: license fees for software products and fees for a full range of services complementing our products, including outsourcing, installation, training, maintenance and support services. A large portion of these fees are either directly attributable to licenses of our core software system or are generated over time by clients using our core software. Banks and credit unions historically have been slow to adapt to and accept new technologies. Many of these financial institutions have traditionally met their information technology needs through legacy computer systems, in which they have often invested significant resources. As a result, these financial institutions may be inclined to resist replacing their legacy systems with our core software system. Our future financial performance will depend in part on the successful development, introduction and client acceptance of new and enhanced versions of our core software system and our other complementary products. A decline in demand for, or failure to achieve broad market acceptance of, our core software system or any enhanced version as a result of competition, technological change or otherwise, will have a material adverse effect on our business, financial condition and results of operations.
If we fail to expand our outsourcing business and other sources of recurring revenue, we may be unable to successfully implement our business strategy.
     We can host a financial institution’s data processing functions at our outsourcing centers. Our outsourcing centers currently serve clients using our core software and our Internet banking, ATM, cView, cash management, collections, automated clearing house, or ACH, processing, and check and item processing, telephony products and payment processing. In the future, we plan to offer all of our products in our outsourcing centers and continue to market our outsourcing services aggressively.

     Our outsourcing services provide a source of recurring revenue which can grow as the number of accounts processed for a client increases. We also seek to generate recurring revenue through our licensing model, which generates additional fees for us as a client’s business grows or it adds more software applications, as well as through the provision of maintenance, support and other professional services. Our data center and payment processing services are the largest of these revenue components, and we expect that these revenues will continue to be a significant portion of our total revenues as our client base grows due to their recurring nature. To the extent we fail to persuade new or existing clients to purchase our outsourcing services or we are unable to offer some or all of our products to clients on an outsourced basis, we will be unable to implement our strategy and our revenue may be less predictable.
We have had several profitable quarters, but cannot guarantee that we will continue to be profitable in the future.
     Although we were profitable for the years ended December 31, 2005 and 2004, and the three months ended March 31, 2006, we cannot guarantee that we will continue to be profitable in the future, either on a short or long-term basis. There can be no assurance that operating losses will not recur in the future, that we will sustain profitability on a quarterly or annual basis or that our actual results will meet our projections, expectations or announced guidance. To the extent that revenues do not grow at anticipated rates, increases in operating expenses precede or are not subsequently followed by commensurate increases in revenues or we are unable to adjust operating expense levels accordingly, our business, financial condition and results of operations will be materially adversely affected.
If we fail to adapt our products and services to changes in technology or in the marketplace, we could lose existing clients and be unable to attract new business.
     The markets for our software products and services are characterized by technological change, frequent new product introductions and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render our existing products obsolete and unmarketable in short periods of time. We expect new products and services, and enhancements to existing products and services, to continue to be developed and introduced by others, which will compete with, and reduce the demand for, our products and services. Our products’ life cycles are difficult to estimate. Our future success will depend, in part, on our ability to enhance our current products and to develop and introduce new products that keep pace with technological developments and emerging industry standards and to address the increasingly sophisticated needs of our clients. There can be no assurance that we will be successful in developing, marketing, licensing and selling new products or product enhancements that meet these changing demands, that we will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products or that our new products and product enhancements will adequately meet the demands of the marketplace and achieve market acceptance.
We encounter a long sales and implementation cycle requiring significant capital commitments by our clients which they may be unwilling or unable to make.
     The implementation of our core software system involves significant capital commitments by our clients. Potential clients generally commit significant resources to an evaluation of available software and require us to expend substantial time, effort and money educating them as to the value of our software. Sales of our core processing software products require an extensive education and marketing effort throughout a client’s organization because decisions relating to licensing our core processing software generally involve the evaluation of the software by senior management and a significant number of client personnel in various functional areas, each having specific and often conflicting requirements.
     We may expend significant funds and management resources during the sales cycle and ultimately fail to close the sale. Our core software product sales cycle generally ranges between six to nine months, and our implementation cycle for our core software generally ranges between six to nine months. Our sales cycle for all of our products and services is subject to significant risks and delays over which we have little or no control, including:

•	our clients’ budgetary constraints,

•	the timing of our clients’ budget cycles and approval processes,

•	our clients’ willingness to replace their core software solution vendor,

•	the success and continued support of our strategic marketing partners’ sales efforts, and

•	the timing and expiration of our clients’ current license agreements or outsourcing agreements for similar services.
     If we are unsuccessful in closing sales after expending significant funds and management resources or if we experience delays as discussed above, it could have a material adverse effect on our business, financial condition and results of operations.
We utilize certain key technologies from third parties, and may be unable to replace those technologies if they become obsolete or incompatible with our products.
     Our proprietary software is designed to work in conjunction with certain third-party software products, including Microsoft and Oracle relational databases. Although we believe that there are alternatives to these products generally available to us, any significant interruption in the supply of such third-party software could have a material adverse effect on our sales unless and until we can replace the functionality provided by these products. In addition, we are dependent upon these third parties’ abilities to enhance their current products, to develop new products on a timely and cost-effective basis and to respond to emerging industry standards and other technological changes. There can be no assurance that we would be able to replace the functionality provided by the third-party software currently offered in conjunction with our products in the event that such software becomes obsolete or incompatible with future versions of our products or is otherwise not adequately maintained or updated. The absence of, or any significant delay in, the replacement of that functionality could have a material adverse effect on our business, financial condition and results of operations. Furthermore, delays in the release of new and upgraded versions of third-party software products, particularly the Oracle relational database management system, could have a material adverse effect on our revenues and results of operations. Because of the complexities inherent in developing sophisticated software products and the lengthy testing periods associated with these products, no assurance can be given that our future product introductions will not be delayed.
We operate in a competitive business environment, and if we are unable to compete effectively, we may face price reductions and decreased demand for our products.
     The market for our products and services is intensely competitive and subject to technological change. Competitors vary in size and in the scope and breadth of the products and services they offer. We encounter competition from a number of sources, all of which offer core software systems to the banking and credit union industry. We expect additional competition from other established and emerging companies as the market for core processing software solutions and complementary products continues to develop and expand.
     We also expect that competition will increase as a result of software industry consolidation, including particularly the acquisition of any of our competitors or any of the retail banking system providers by one of the larger service providers to the banking industry. We encounter competition in the United States from a number of sources, including Fiserv, Inc., Jack Henry & Associates, Inc., Fidelity National Information Services and John H. Harland Company, all of which offer core processing systems or outsourcing alternatives to banks, thrifts and credit unions. Some of our current, and many of our potential, competitors have longer operating histories, greater name recognition, larger client bases and significantly greater financial, engineering, technical, marketing and other resources than we do. As a result, these companies may be able to respond more quickly to new or emerging technologies and changes in client demands or to devote greater resources to the development, promotion and sale of their products than we can.
     In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of our prospective clients. Accordingly, it is possible that new competitors or alliances among competitors may emerge and acquire significant market share. We expect that the banking and credit union software market will continue to attract new competitors and new technologies, possibly involving alternative technologies that are more sophisticated and cost-effective than our technology. There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressures faced by us will not materially adversely affect our business, financial condition and results of operations.
An impairment of the value of our goodwill, capitalized software costs and other intangible assets could significantly reduce our earnings.
     We periodically review several items on our balance sheet for impairment and record an impairment charge if we determine that the value of our assets has been impaired. As of March 31, 2006, we had approximately $400.4 million of goodwill and $211.4 million of capitalized software costs and other intangible assets. We periodically review these assets for impairment. If we determine that the carrying value of these assets are not recoverable, we would record an impairment charge against our results of operations. Such an impairment charge may be significant, and we are unable to predict the amount, if any, of potential future impairments. In addition, if we engage in additional acquisitions, we may incur additional goodwill and other intangible assets.

Our quarterly revenues, operating results and profitability will vary from quarter to quarter, which may result in volatility in our stock price.
     Our quarterly revenues, operating results and profitability have varied in the past and are likely to continue to vary significantly from quarter to quarter. This may lead to volatility in our stock price. These fluctuations are due to several factors relating to the license and sale of our products, including:

•	the timing, size and nature of our licensing transactions,

•	lengthy and unpredictable sales cycles,

•	the timing of introduction and market acceptance of new products or product enhancements by us or our competitors,

•	the timing of acquisitions by us of businesses and products,

•	product and price competition,

•	the relative proportions of revenues derived from license fees and services,

•	changes in our operation expenses,

•	software bugs or other product quality problems, and

•	personnel changes and fluctuations in economic and financial market conditions.

     We believe that period-to-period comparisons of our results of operations are not necessarily meaningful. There can be no assurance that future revenues and results of operations will not vary substantially. It is also possible that in future quarters, our results of operations will be below the expectations of public market analysts or investors or our announced guidance. In either case, the price of our common stock could be materially adversely affected.
We face a lengthy sales cycle for our core software, which may cause fluctuations in our revenues from quarter to quarter.
     We may not be able to increase revenue or decrease expenses to meet expectations for a given quarter. We recognize software license revenues upon delivery and, if required by the underlying agreement, upon client acceptance, if such criteria is other than perfunctory, which does not always occur in the same quarter in which the software license agreement for the system is signed. As a result, we are constrained in our ability to increase our software license revenue in any quarter if there are unexpected delays in delivery or required acceptance of systems for which software licenses were signed in previous quarters. Implementation of our core software system typically occurs over six to nine months. Delays in the delivery, implementation or any required acceptance of our products could materially adversely affect our quarterly results of operations. Revenues from software license sales accounted for 17.4% of revenues for the three months ended March 31, 2006, and 21.0% of revenues for the three months ended March 31, 2005. We expect that revenues from software license sales will continue to provide a significant percentage of our revenues in future periods, and our ability to close license sales, as well as the timing of those sales, may have a material impact on our quarterly results. In addition, increased sales and marketing expenses for any given quarter may negatively impact operating results of that quarter due to lack of recognition of associated revenues until the delivery of the product in a subsequent quarter.
If we do not retain our senior management and other key employees, we may not be able to successfully implement our business strategy.
     We have grown significantly in recent years, and our management remains concentrated in a small number of key employees. Our future success depends to a significant extent on our executive officers and key employees, including our sales force and software professionals, particularly project managers, software engineers and other senior technical personnel. The loss of the services of any of these individuals or group of individuals could have a material adverse effect on our business, financial condition and results of operations. Competition for qualified personnel in the software industry is intense and we compete for these personnel with other software companies that have greater financial and other resources than we do. Our future success will depend in large part on our ability to attract, retain and motivate highly qualified personnel, and there can be no assurance that we will be able to do so. Any difficulty in hiring personnel could have a material adverse effect on our business, financial condition and results of operations.
Our level of fixed expenses may cause us to incur operating losses if we are unsuccessful in maintaining our current revenue levels.
     Our expense levels are based, in significant part, on our expectations as to future revenues and are largely fixed in the short term. As a result, we may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenues. Accordingly, any significant shortfall of revenues in relation to our expectations would have an immediate and materially adverse effect on our business, financial condition and results of operations. In addition, as we expand we would anticipate increasing our operating expenses to expand our installation, product development, sales and marketing and administrative organizations. The time of such expansion and the rate at which new personnel become productive could cause material losses to the extent we do not generate additional revenue.
We rely on our direct sales force to generate revenue, and may be unable to hire additional sales personnel in a timely manner.
     We rely primarily on our direct sales force to sell licenses of our core software system. We may need to hire additional sales, client care and implementation personnel in the near-term and beyond if we are to achieve revenue growth in the future. Competition for such personnel is intense, and there can be no assurance that we will be able to retain our existing sales, customer service and implementation personnel or will be able to attract, assimilate or retain additional highly qualified personnel in the future. If we are unable to hire or retain qualified sales personnel on a timely basis, our business, financial condition and results of operations could be materially adversely affected.
We have entered into and may continue to enter into or seek to enter into business combinations and acquisitions which may be difficult to integrate, disrupt our business, dilute stockholder value or divert management attention.
     Since January 1, 2001, we have acquired fourteen businesses. As part of our business strategy, we may enter into additional business combinations and acquisitions in the future. In addition, acquisitions are typically accompanied by a number of risks, including:
•	the difficulty of integrating the operations and personnel of the acquired companies,

•	the maintenance of acceptable standards, internal controls, procedures and policies,

•	the potential disruption of our ongoing business and distraction of management,

•	the impairment of relationships with employees and clients as a result of any integration of new management and other personnel,

•	the inability to maintain relationships with clients of the acquired business,

•	the difficulty of incorporating acquired technology and rights into our products and services,

•	the failure to achieve the expected benefits of the combination or acquisition,

•	expenses related to the acquisition,

•	the incurrence of additional debt related to the acquisition,

•	potential unknown liabilities associated with acquired businesses,

•	unanticipated expenses related to acquired technology and its integration into existing technology, and

•	differing regulatory and industry standards, certification requirements and product functional requirements.

     If we are not successful in completing acquisitions that we may pursue in the future, we would be required to reevaluate our growth strategy and we may have incurred substantial expenses and devoted significant management time and resources in seeking to complete the acquisitions. In addition, with future acquisitions, we could use substantial portions of our available cash as all or a portion of the purchase price. We could also issue additional securities as consideration for these acquisitions, which could cause our stockholders to suffer significant dilution. Any future acquisitions may not generate additional revenue for us.
     On March 3, 2006, we purchased the outstanding common stock of the Information Services Group of BISYS, our largest acquisition to date. We expect that the integration of this acquisition will require significant management time and resources and may pose unexpected challenges. Any failure by us to successfully integrate this acquisition would have a material adverse effect on our business, results of operations and financial condition.
We receive a portion of our revenues from relationships with strategic marketing partners, and if we lose one or more of these marketing partners or fail to add new ones it could have a negative impact on our business.
     We expect that revenues generated from the sale of our products and services by our strategic marketing partners will account for a meaningful portion of our revenues for the foreseeable future. In particular, BISYS had historically accounted for a meaningful portion of our revenues. During the three months ended March 31, 2006 and 2005, BISYS represented approximately $4.5 million and $3.9 million, or 6.8% and 10.3%, respectively, of our total revenues. In conjunction with our acquisition of the Information Services Group of BISYS, our reseller agreement with BISYS was terminated.
     In December 2005, we signed an agreement with Celero Solutions, or Celero. The agreement provides Celero with 10-year licensing, reseller and maintenance rights for the Canadian version of The Complete Credit Union Solution. This agreement grants Celero license to market and use The Complete Credit Union Solution and the right to provide outsourcing services to credit union clients in the Canadian provinces of Alberta, Manitoba and Saskatchewan. Celero has the right to provide data center services to credit unions in the previously mentioned territories up to an aggregate member base of 940,000. Under the agreement, the license fees for these 940,000 members will be paid quarterly over a three-year period. During the three months ended March 31, 2006, Celero represented approximately $1.3 million, or 1.9%, of our total revenues.
     Our strategic marketing partners pay us license fees based on the volume of products and services that they sell. If we lose one or more of our major strategic marketing partners or experience a decline in the revenue from them, we may be unable in a timely manner, or at all, to replace them with another entity with comparable client bases and user demographics, which would adversely affect our business, financial condition and results of operations. In addition, we plan to supplement our existing distribution partners with other national and regional outsourcing centers. If we are unable to identify appropriate resellers and enter into arrangements with them for the outsourcing of our products and services to financial institutions, we may not be able to sustain or grow our business.
We rely on internally developed software and systems as well as third-party products, any of which may contain errors and bugs.
     Our software may contain undetected errors, defects or bugs. Although we have not suffered significant harm from any errors or defects to date, we may discover significant errors or defects in the future that we may or may not be able to correct. Our products involve integration with products and systems developed by third parties. Complex software programs of third parties may contain undetected errors or bugs when they are first introduced or as new versions are released. There can be no assurance that errors will not be found in our existing or future products or third-party products upon which our products are dependent, with the possible result of delays in or loss of market acceptance of our products, diversion of our resources, injury to our reputation and increased service and warranty expenses and/or payment of damages.

We could be sued for contract or product liability claims and lawsuits may disrupt our business, divert management’s attention or have an adverse effect on our financial results.
     Failures in a client’s system could result in an increase in service and warranty costs or a claim for substantial damages against us. There can be no assurance that the limitations of liability set forth in our contracts would be enforceable or would otherwise protect us from liability for damages. We maintain general liability insurance coverage, including coverage for errors and omissions in excess of the applicable deductible amount. There can be no assurance that this coverage will continue to be available on acceptable terms or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceeds available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, financial condition and results of operations. Furthermore, litigation, regardless of its outcome, could result in substantial cost to us and divert management’s attention from our operations. Any contract liability claim or litigation against us could, therefore, have a material adverse effect on our business, financial condition and results of operations. In addition, because many of our projects are business-critical projects for financial institutions, a failure or inability to meet a client’s expectations could seriously damage our reputation and affect our ability to attract new business.
     In August 2005, we became aware that we had not timely filed certain federal tax forms on behalf of some of our clients. Although we do not believe that this instance will result in penalties against us or indemnification obligations to our clients, we cannot be assured that similar instances will not occur in the future and that in the event that they do occur, that such future instance will not result in penalties or indemnification obligations.
Government regulation of our business could cause us to incur significant expenses, and failure to comply with applicable regulations could make our business less efficient or impossible.
     The financial services industry is subject to extensive and complex federal and state regulation. Financial institutions, including banks, thrifts and credit unions, operate under high levels of governmental supervision. Our clients must ensure that our products and services work within the extensive and evolving regulatory requirements applicable to them, including those under federal and state truth-in-lending and truth-in-savings rules, usury laws, the Equal Credit Opportunity Act, the Fair Housing Act, the Electronic Fund Transfer Act, the Fair Credit Reporting Act, the Bank Secrecy Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the Health Insurance Portability and Accountability Act of 1996 and other federal, state, provincial and local laws and regulations. The compliance of our products and services with these requirements may depend on a variety of factors, including the product at issue and whether the client is a bank, thrift, credit union or other type of financial institution.
     Neither federal depository institution regulators nor other federal or state regulators of financial services require us to obtain any licenses. We are subject to examination by federal depository institution regulators under the Bank Service Company Act and the Examination Parity and Year 2000 Readiness for Financial Institutions Act.
     Although we believe we are not subject to direct supervision by federal and state banking agencies relating to other regulations, we have from time to time agreed to examinations of our business and operations by these agencies. These regulators have broad supervisory authority to remedy any shortcomings identified in any such examination.
     Federal, state or foreign authorities could also adopt laws, rules or regulations relating to the financial services industry and the protection of consumer personal information belonging to financial institutions that affect our business, such as requiring us or our clients to comply with data, record keeping and processing and other requirements. It is possible that laws and regulations may be enacted or modified with respect to the Internet, covering issues such as end-user privacy, pricing, content, characteristics, taxation and quality of services and products. Adoption of these laws, rules or regulations could render our business or operations more costly and burdensome or less efficient and could require us to modify our current or future products or services.
Our limited ability to protect our proprietary technology and other rights may adversely affect our ability to compete.
     We rely on a combination of copyright, trademark and trade secret laws, as well as licensing agreements, third-party nondisclosure agreements and other contractual provisions and technical measures to protect our intellectual property rights. There can be no assurance that these protections will be adequate to prevent our competitors from copying or reverse-engineering our products, or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. To protect our trade secrets and other proprietary information, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. We cannot assure you that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. We do not include in our products any mechanism to prevent unauthorized copying and any such unauthorized copying could have a material adverse effect on our business, financial condition and results of operations. We have no patents, and existing copyright laws afford only limited protection for our intellectual property rights and may not protect such rights in the event competitors independently develop products similar to ours. In addition, the laws of certain countries in which our products are or may be licensed do not protect our products and intellectual property rights to the same extent as the laws of the United States.

If we are found to infringe the proprietary rights of others, we could be required to redesign our products, pay royalties or enter into license agreements with third parties.
     Although we have never been the subject of a material intellectual property dispute, there can be no assurance that a third party will not assert that our technology violates its intellectual property rights in the future. As the number of software products in our target market increases and the functionality of these products further overlap, we believe that software developers may become increasingly subject to infringement claims. Any claims, whether with or without merit, could:

•	be expensive and time consuming to defend,

•	cause us to cease making, licensing or using products that incorporate the challenged intellectual property,

•	require us to redesign our products, if feasible,

•	divert management’s attention and resources, and

•	require us to enter into royalty or licensing agreements in order to obtain the right to use necessary technologies.

     There can be no assurance that third parties will not assert infringement claims against us in the future with respect to our current or future products or that any such assertion will not require us to enter into royalty arrangements (if available) or litigation that could be costly to us.

We face risks associated with our Canadian operations that could harm our financial condition and results of operations.
      In 2004, we acquired Datawest Solutions Inc., now known as Open Solutions Canada, a provider of banking and payment technology solutions located in Vancouver, British Columbia, Canada. As is the case with most international operations, the success and profitability of such operations are subject to numerous risks and uncertainties that include, in addition to the risks our business as a whole faces, the following:

•	difficulties and costs of staffing and managing foreign operations,

•	differing regulatory and industry standards and certification requirements,

•	the complexities of foreign tax jurisdictions,

•	currency exchange rate fluctuations, and

•	import or export licensing requirements.

If we fail to effectively manage our growth, our financial results could be adversely affected.
     We have expanded our operations rapidly in recent years. For example, our aggregate annual revenues increased from approximately $27.3 million in 2001 to approximately $193.8 million in 2005. As of March 31, 2006, we had approximately 1,650 employees, up from approximately 600 as of December 31, 2003. In addition, we continue to explore ways to extend our target markets, including to larger financial institutions, international clients, and clients in the payroll services, insurance and brokerage industries. Our growth may place a strain on our management systems, information systems and resources. Our ability to successfully offer products and services and implement our business plan requires adequate information systems and resources and oversight from our senior management.
     We will need to continue to improve our financial and managerial controls, reporting systems and procedures as we continue to grow and expand our business. As we grow, we must also continue to hire, train, supervise and manage new employees. We may not be able to hire, train, supervise and manage sufficient personnel or develop management and operating systems to manage our expansion effectively. If we are unable to manage our growth, business, operating results and financial condition could be adversely affected.
The requirements of being a public company may strain our resources and distract management.
     As a public company, we are subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002. These requirements may place a strain on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. As a result, management’s attention may be diverted from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and we cannot assure you that we will be able to do so in a timely fashion.
Failure to continue to comply with all of the requirements imposed by Section 404 of the Sarbanes-Oxley Act of 2002 could result in a negative market reaction.
     Section 404 of the Sarbanes-Oxley Act of 2002 requires that we establish and maintain an adequate internal control structure and procedures for financial reporting and assess on an on-going basis the design and operating effectiveness of our internal control structure and procedures for financial reporting. Our independent registered public accounting firm is required to audit both the design and operating effectiveness of our internal control over financial reporting and management’s assessment of the design and the effectiveness of its internal control over financial reporting. If we do not continue to comply with all of the requirements of Section 404 or if our internal controls are not designed or operating effectively, it could result in a negative market reaction.

The design of other core vendors’ software or their use of financial incentives may make it more difficult for clients to use our complementary products.
     Currently, some core software vendors design their software so that it is difficult or infeasible to use third-party complementary products, including ours. Some core software vendors use financial incentives to encourage their core software clients to purchase their proprietary complementary products. For example, in the past a core software vendor has charged disproportionately high fees to integrate third-party complementary products such as ours, thereby providing a financial incentive for clients of that vendor’s core software to use its complementary products. We have responded to this practice by emphasizing to prospective clients the features and functionality of our products, lowering our price or offering to perform the relevant integration services ourselves. We cannot assure you that these competitors, or other vendors of core software, will not begin or continue to construct technical, or implement financial, obstacles to the purchase of our products. These obstacles could make it more difficult for us to sell our complementary products and could have a material adverse effect on our business and results of operations.
Operational failures in our outsourcing centers could cause us to lose clients.
     Damage or destruction that interrupts our provision of outsourcing services could damage our relationship with our clients and may cause us to incur substantial additional expense to repair or replace damaged equipment. Although we have installed back-up systems and procedures to prevent or reduce disruption, we cannot assure you that we will not suffer a prolonged interruption of our data processing services. In the event that an interruption of our network extends for more than several hours, we may experience data loss or a reduction in revenues by reason of such interruption. In addition, a significant interruption of service could have a negative impact on our reputation and could lead our present and potential clients to choose service providers other than us.
Unauthorized disclosure of data, whether through breach of our computer systems or otherwise, could expose us to protracted and costly litigation or cause us to lose clients.
     In our outsourcing centers, we collect and store sensitive data, including names, addresses, social security numbers, checking and savings account numbers and payment history records, such as account closures and returned checks. If a person penetrates our network security or otherwise misappropriates sensitive data, we could be subject to liability or our business could be interrupted. Penetration of the network security of our outsourcing centers could have a negative impact on our reputation and could lead our present and potential clients to choose service providers other than us.
We may need additional capital in the future, which may not be available to us, and if we raise additional capital, it may dilute your ownership in us.
     We may need to raise additional funds through public or private debt or equity financings in order to meet various objectives, such as:

•	taking advantage of growth opportunities, including more rapid expansion,

•	acquiring businesses and products,

•	making capital improvements to increase our servicing capacity,

•	paying amounts due under the notes or other indebtedness,

•	developing new services or products, and

•	responding to competitive pressures.

     In addition, we may need additional financing if we decide to undertake new sales and/or marketing initiatives, if we are required to defend or enforce our intellectual property rights, or if sales of our products do not meet our expectations.
     Any debt incurred by us could impair our ability to obtain additional financing for working capital, capital expenditures or further acquisitions. Covenants governing any indebtedness we incur would likely restrict our ability to take specific actions, including our ability to pay dividends or distributions on, or redeem or repurchase, our capital stock, enter into transactions with affiliates, merge, consolidate or sell our assets or make capital expenditure investments. In addition, the use of a substantial portion of the cash generated by our operations to cover debt service obligations and any security interests we grant on our assets could limit our financial and business flexibility.

     Any additional capital raised through the sale of equity or convertible debt securities may dilute your ownership percentage in us. Furthermore, any additional debt or equity financing we may need may not be available on terms favorable to us, or at all. If future financing is not available or is not available on acceptable terms, we may not be able to raise additional capital, which could significantly limit our ability to implement our business plan. In addition, we may have to issue securities, including debt securities that may have rights, preferences and privileges senior to our common stock.
The price of our common stock may be volatile.
     In the past few years, technology stocks listed on the Nasdaq National Market have experienced high levels of volatility. The price of our common stock depends on many factors, some of which are beyond our control and may not be related to our operating performance. The factors that could cause fluctuations in the trading price of our common stock include, but are not limited to, the following:

•	price and volume fluctuations in the overall stock market from time to time,

•	significant volatility in the market price and trading volume of financial services companies,

•	actual or anticipated changes in our earnings or fluctuations in our operating results or in the expectations of securities analysts,

•	general economic conditions and trends,

•	major catastrophic events,

•	loss of a significant client or clients,

•	sales of large blocks of our stock, or

•	departures of key personnel.

     In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Due to the potential volatility of our stock price, we may therefore be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from our business.
If a substantial number of shares of our common stock become available for sale and are sold in a short period of time, the market price of our common stock could decline significantly.
     If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decrease significantly. The perception in the public market that our stockholders might sell shares of common stock could also depress the market price of our common stock.
     In addition, as of March 31, 2006, we had options to purchase a total of 3,787,453 shares of our common stock outstanding under our stock incentive plans, of which 1,714,832 were vested. We have filed Form S-8 registration statements to register all of the shares of our common stock issuable under these plans. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities, and may cause you to lose part or all of your investment in our shares of common stock.
Some provisions in our certificate of incorporation and by-laws may deter third parties from acquiring us.
     Our restated certificate of incorporation and our amended and restated by-laws contain provisions that may make the acquisition of our company more difficult without the approval of our board of directors, including the following:
•	our board of directors is classified into three classes, each of which serves for a staggered three year term,

•	only our board of directors, the chairman of our board of directors or our president may call special meetings of our stockholders,

•	our stockholders may take action only at a meeting of our stockholders and not by written consent,

•	we have authorized undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval,

•	our stockholders have only limited rights to amend our by-laws, and

•	we impose advance notice requirements for stockholder proposals.

     These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions you desire.
Section 203 of the Delaware General Corporation Law may delay, defer or prevent a change in control that our stockholders might consider to be in their best interest.
     We are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits “business combinations” between a publicly-held Delaware corporation and an “interested stockholder,” which is generally defined as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation’s voting stock for a three-year period following the date that such stockholder became an interested stockholder. Section 203 could have the effect of delaying, deferring or preventing a change in control of our company that our stockholders might consider to be in their best interests.

Risks Related to the Notes

We may not have sufficient funds available to pay amounts due under the notes.

     We will be required to pay cash to holders of the notes:

•	upon purchase of the notes by us at the option of holders on February 2 in each of 2012, 2015, 2020, 2025 and 2030, in an amount equal to the issue price and accrued original issue discount plus accrued and unpaid cash interest and liquidated damages, if any,

•	upon purchase of the notes by us at the option of holders upon some changes of control, in an amount equal to the issue price and accrued original issue discount plus accrued and unpaid cash interest and liquidated damages, if any,

•	at maturity of the notes, in an amount equal to the entire outstanding principal amount, and

•	in the event that we elect to pay cash in lieu of the delivery of shares of common stock upon conversion of the notes, upon conversion, in an amount up to the conversion value of the notes.

We may not have sufficient funds available or may be unable to arrange for additional financing to satisfy these obligations. A failure to pay amounts due under the notes upon repurchase, at maturity or upon conversion in the event we elect to pay cash in lieu of shares of common stock upon conversion, would constitute an event of default under the indenture, which could, in turn, constitute a default under the terms of any other indebtedness.

Fluctuations in the price of our common stock may prevent you from being able to convert the notes and may impact the price of the notes and make them more difficult to resell.

     The ability of holders of the notes to convert the notes is conditioned on the closing price of our common stock reaching a specified threshold or the occurrence of specified events, such as a change of control. If the closing price threshold for conversion of the notes is satisfied during a calendar quarter, holders may convert the notes only during the subsequent calendar quarter. If such closing price threshold is not satisfied and the other specified events that would permit a holder to convert notes do not occur, holders would not be able to convert notes prior to maturity and receive the cash and, if applicable, shares of our common stock issuable upon conversion.

     Because the notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes and could limit the amount of cash payable upon conversion of the notes. Holders who receive common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.

Our indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under these notes and the BISYS debt.

     We have a significant amount of indebtedness, including the notes and $347.0 million (as of March 31, 2006) in additional debt we incurred in connection with our acquisition of the Information Services Group of BISYS on March 3, 2006, which we refer to as the BISYS debt. In connection with the BISYS debt, we are, among other things, required to maintain sufficient leverage and fixed charge ratios. Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes, the BISYS debt or other indebtedness;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, product development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we fail to comply with the various requirements of the notes, the BISYS debt or any indebtedness that we may incur in the future, we would be in default, which would permit the holders of the notes, our lenders and the holders of such other indebtedness to accelerate the maturity of the notes, the BISYS debt or such other indebtedness, as the case may be, and could cause defaults under the notes, the BISYS debt and such other indebtedness. Any default under the notes, the BISYS debt or any indebtedness that we may incur in the future could have a material adverse effect on our business, operating results, liquidity and financial condition.

Future indebtedness that we may incur may restrict our ability to pay amounts due under the notes.

     Future indebtedness that we may incur may contain covenants that prohibit or limit our ability to pay cash to the holders of the notes upon conversion, upon a purchase of notes by us at the option of holders, or at maturity. Such payments may constitute “restricted payments” under the terms of a senior debt agreement. Future senior debt agreements may limit our restricted payments to calculated amounts, and these amounts may be reduced by other restricted payments we make in the future, including payments associated with investments. As a result, the amount that may be available as restricted payments at the time we are required to pay cash to the holders of the notes may be substantially less than the amount required to satisfy our obligations under the notes.

     If we are unable to make required payments upon conversion, upon a purchase of notes by us at the option of holders or at maturity as a result of any limitations imposed on our restricted payments, we would have to satisfy our obligations under the indenture by refinancing the applicable notes within the limitation imposed by any future senior credit facility. Generally, in order to refinance the notes, we would have to raise funds through the issuance of equity securities or other subordinated debt. Our ability to obtain such financing will depend on prevailing market conditions and other factors, some of which are beyond our control. Further, we may not be able to obtain such financing within the period required to satisfy our obligation to make timely payment under the terms of the notes.

     If we were unable to make a required payment due to restrictions imposed by any future senior debt agreements, that non-payment would constitute a default under the indenture governing the notes. In that event, we would need to obtain a waiver or amend, or otherwise terminate or repay, any such senior credit facility to allow us to make the required cash payments to holders of the notes. We might not be able to obtain a waiver or amendment. In addition, a default under any future senior debt agreements or the indenture governing the notes could lead to a default under any other future agreements governing our indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and satisfy our obligations under the notes.

We and our subsidiaries are able to incur substantially more debt that could impair our ability to satisfy our obligations under the notes.

     We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. If new debt is added to our current debt levels, the related risks that we now face could intensify.

     In addition, the covenants applicable to the notes do not restrict our ability to pay dividends, make investments, issue or repurchase stock or other securities or require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

     Our ability to make payments on and to refinance our indebtedness, including the notes and the BISYS debt, and to fund planned capital expenditures and product development efforts will depend on our ability to generate cash in the future. Our ability to generate cash in the future is, to a certain extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

     We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes and the BISYS debt, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes and the BISYS debt, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including the notes and the BISYS debt, on commercially reasonable terms or at all.

Our ability to pay cash in lieu of shares of common stock issuable upon conversion of the notes may be limited.

     Our ability to pay cash in lieu of the delivery of shares of common stock upon conversion of the notes may be limited, and any such payment made upon conversion of the notes may be subject to challenge, under state and federal fraudulent conveyance statutes and state laws limiting the payments of dividends and other distributions.

The right of noteholders to receive payments on these notes is possibly junior to all of our future borrowings.

     The notes are unsecured and junior in right of payment in full to all of our senior indebtedness, including the BISYS debt. As a result, in the event of any liquidation, dissolution, bankruptcy or upon acceleration of the notes due to an event of default under the indenture governing the notes and in some other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid in full. As of March 31, 2006, we had $347.0 million outstanding under the BISYS debt, in addition to trade payables, accrued expenses and capital lease obligations. We are not prohibited under the terms of the indenture governing the notes from incurring additional senior indebtedness in the future.

     None of our subsidiaries will guarantee our obligations under, or have any obligation to pay any amounts due on, the notes. As a result, the notes will be structurally subordinated to all liabilities of our subsidiaries. Our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subject to the prior claims of those subsidiaries’ creditors. The ability of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. As of March 31, 2006, our subsidiaries had no indebtedness outstanding, other than trade payables, accrued expenses, capital lease obligations and intercompany liabilities.

The make whole premium that may be payable upon conversion in connection with a change of control may not adequately compensate you for the lost option time value of your notes as a result of such change of control and may not be enforceable.

     If a noteholder converts notes in connection with a change of control that occurs prior to February 2, 2012, we may be required to pay a make whole premium by increasing the conversion rate. The make whole payment is described under “Description of Notes — Determination of Make Whole Premium.” While the make whole premium is designed to compensate a noteholder for the lost option time value of notes as a result of a change of control, the make whole amount is only an approximation of such lost value and may not adequately compensate the noteholder for such loss. In addition, if a change of control occurs after February 2, 2012, or if the price paid per share of our common stock in the transaction constituting the change of control is less than $21.90 or greater than $100.00, or in some other cases described below under “Description of Notes — Determination of Make Whole Premium,” there will be no such make whole premium. Furthermore, our obligation to pay the make whole premium could be considered a penalty, in which case the enforceability of such obligation would be subject to general equitable principles.

The notes were issued at a substantial discount from their principal amount and will therefore trigger certain federal income tax consequences for the holders of the notes.

     The notes were issued at a substantial discount from their principal amount at maturity. Consequently, the notes are treated as issued with original issue discount for federal income tax purposes and a noteholder is required to include such original issue discount in its income as it accrues for federal income tax purposes in advance of receipt of any payment on the notes to which the income is attributable. To understand how this may affect a noteholder, you should seek advice from its tax advisor prior to purchasing these notes. See “Material United States Federal Income Tax Considerations” for a more detailed discussion of the federal income tax consequences to the holders of the notes of the purchase, ownership and disposition of the notes.

The interest on the notes may not be fully deductible for United States federal income tax purposes.

     The deductibility of interest is subject to many limitations under the Internal Revenue Code. We might not be able to deduct fully the interest on the notes. The availability of an interest deduction on the notes was not determinative in our issuance of the notes.

If an active trading market does not develop for these notes you may not be able to resell them.

     The notes were a new issue of securities with no established trading market. As a result, we cannot provide any assurances that noteholders will be able to sell their notes. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects. Historically, the market for convertible debt has been subject to disruptions that have caused substantial fluctuations in the prices of the securities. Accordingly, noteholders may be required to bear the financial risk of an investment in the notes for an indefinite period of time. We do not intend to list the notes on any securities exchange. The notes have been designated for trading in The PORTAL Market. The initial purchasers are not obligated to make a market in the notes and may discontinue this market-making activity at any time without notice. In addition, market making activity by the initial purchasers will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, which we refer to as the Exchange Act. As a result, a market for the notes may not develop or, if one does develop, it may not be maintained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could decline significantly.

The notes may not be rated or may receive a lower rating than anticipated.

     We believe it is unlikely that the notes will be rated. However, if one or more rating agencies rates the notes and assigns them a rating lower than that expected by investors, or reduces their rating in the future, the market price of both the notes and our common stock could be harmed.

The price at which our common stock may be purchased on the NASDAQ National Market is currently lower than the initial conversion price of the notes, based on the issue price, and may not remain above in the future.

     On June 16, 2006, the reported last sale price of our common stock was $25.27 per share. The initial conversion price of the notes, based on the issue price, is approximately $29.02 per share. The market price of our common stock may not remain above the initial conversion price of the notes in the future.

The notes will not entitle a holder to any rights with respect to our common stock unless the holder converts them and receives shares of our common stock in such conversion.

     Noteholders will not be entitled to any rights with respect to our common stock, including voting rights and rights to receive dividends or other distributions on our common stock, but you will be subject to all changes affecting the common stock. Noteholders will have rights with respect to our common stock only if and when we deliver shares of common stock to them upon conversion of their notes and, to a limited extent, under the conversion rate adjustments applicable to the notes.

Conversion of the notes may dilute the ownership interests of existing stockholders, including stockholders who had previously converted, if we deliver shares of common stock in such conversion.

     The conversion of some or all of the notes may dilute the ownership interests of existing stockholders if holders who convert receive shares of common stock in the conversion. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

The conversion rate of the notes is subject to a cap. In addition, the conversion rate may not be adjusted for all dilutive events.

     The number of shares issuable upon conversion of the notes may not exceed a maximum number specified in this prospectus. As a result, holders of the notes may not realize the benefits of the adjustments to the conversion rate described in this prospectus if such adjustments, including the make whole premium, would result in the issuance upon conversion of a number of shares of common stock that exceeds such specified maximum amount.

     The conversion rate of the notes is subject to adjustment for some events including, but not limited to, the issuance of stock dividends on shares of our common stock, the issuance of some rights or warrants, subdivisions or combinations of shares of our common stock, some distributions of assets, debt securities, capital stock or cash to holders of shares of our common stock, and some tender or exchange offers as described under “Description of Notes — Conversion Rights.” The conversion rate will not be adjusted for other events that may adversely affect the trading price of the notes or our common stock.

The indenture may not afford protection for the holders of the notes in the event of some types of highly leveraged transactions.

     We may enter into some types of highly leveraged transactions, including acquisitions, mergers, refinancings, restructurings or other recapitalizations, which may be material to our business. Although these types of transactions could increase our indebtedness or otherwise affect our capital structure or credit ratings and the holders of the notes, we are not prohibited under the terms of the indenture from entering into such transactions. Our obligation to make an offer to purchase the notes, and the ability of a holder of notes to require us to repurchase its notes pursuant to the offer as a result of a highly leveraged transaction or a sale, lease, transfer, conveyance or other disposition of less than all of our assets, taken as a whole, may be uncertain.

USE OF PROCEEDS

     All of the notes and the shares of our common stock issuable upon conversion of the notes are being sold by the selling securityholders or by their pledgees, donees, transferees or other successors in interest. We will not receive any proceeds from the sale of the notes or the shares of our common stock issuable upon conversion of the notes.

DESCRIPTION OF NOTES

     We issued the notes under an indenture, dated as of February 2, 2005, between Open Solutions Inc., as issuer, and U.S. Bank National Association, as trustee. The terms of the notes include those provided in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. We are required under the registration rights agreement with the initial purchasers to register the resale of the notes and the common stock underlying the notes on a registration statement. As used in this description of notes, the words “our company,” “we,” “us,” “our” or “Open Solutions” refer only to Open Solutions Inc. and do not include any of our subsidiaries.

     We have summarized the material provisions of the notes below. The following description is not complete and you should read the indenture and registration rights agreement for provisions that may be important to you. You may request a copy of the indenture and the registration rights agreement from us.

General

     The notes are limited to $270,000,000 aggregate principal amount at maturity. The notes will mature on February 2, 2035, unless earlier converted, redeemed or repurchased. The principal amount at maturity of each note is $1,000. We use the term “note” in this prospectus to refer to each $1,000 principal amount at maturity of notes. The notes will be payable at the principal corporate trust office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the City of New York.

     The notes bear cash interest at the rate of 1.4673% per year on the principal amount at maturity (equivalent to a rate of 2.75% per year of the issue price) from the issue date, or from the most recent date to which interest has been paid or provided for, until February 2, 2012. During such period, cash interest is payable semiannually in arrears on February 2 and August 2 of each year, beginning on August 2, 2005, to holders of record at the close of business on the January 15 or July 15 immediately preceding such interest payment date. Each payment of cash interest on the notes will include interest accrued through the day before the applicable interest payment date (or purchase or redemption date, as the case may be). Cash interest is calculated using a 360-day year comprised of twelve 30-day months. Any payment required to be made on any day that is not a business day will be made on the next succeeding business day, without any additional interest. A “business day” is any weekday that is not a day on which banking institutions in the City of New York are authorized or obligated to close.

     The notes were offered at a substantial discount from their principal amount at maturity. The notes were issued at an issue price of $533.56 per $1,000 principal amount at maturity. Beginning February 2, 2012, for non-tax purposes the notes will accrue original issue discount daily while they remain outstanding at a rate of 2.75% per year. The accreted principal amount of a note as of a date equals the sum of the issue price of the note and the accrued original issue discount as of that date. Original issue discount for non-tax purposes is the difference between the issue price and the principal amount at maturity of a note. The calculation of the accrual of such original issue discount will be on a semiannual bond equivalent basis, using a 360-day year composed of twelve 30-day months. The term “original issue discount,” as used in this section, means original issue discount for non-tax purposes. For a discussion of tax consequences related to ownership of the notes, see “Material United States Federal Income Tax Considerations.”

     Original issue discount or cash interest, as the case may be, will cease to accrue on a note upon its maturity, conversion, purchase by us at the option of a holder or redemption. We may not reissue a note that has matured or been converted, purchased by us at the holder’s option, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such note.

     We may, from time to time, repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

     Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar will initially be the trustee. No service charge will be made for any registration of transfer or exchange of notes. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

     The indenture does not contain any financial covenants and does not restrict us from paying dividends, incurring additional indebtedness, making investments, granting liens and mortgages, or issuing or repurchasing our other securities. The indenture also will not protect the noteholders in the event of a highly leveraged transaction or a change of control of Open Solutions except to the limited extent described under “— Conversion Rights — Conversion Upon Occurrence of Specified Corporate Transactions,” “— Repurchase of the Notes at Option of Holders Upon a Change of Control” and “— Consolidation, Merger or Sale of Assets.”

     The notes are not subject to a sinking fund provision and are not subject to legal defeasance or covenant defeasance under the indenture.

Ranking of the Notes

     The notes are our senior subordinated unsecured obligations and rank junior in right of payment to all of our other senior indebtedness as more fully described under “— Subordination of Notes” below. The notes rank equal in right of payment to all of our other senior subordinated indebtedness, if any. The notes effectively rank junior to our existing and future secured indebtedness to the extent of the assets securing such indebtedness.

     The indenture does not limit the amount of additional indebtedness, including senior indebtedness, that we can create, incur, assume or guarantee, nor does the indenture contain such limitations for our subsidiaries.

     In addition, the notes are structurally subordinated to any existing and future indebtedness and other liabilities of our subsidiaries, including trade payables. See “Risk Factors — Risks Related to the Notes — The right of the noteholders to receive payments on these notes is possibly junior to all of our future borrowings.” Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available to do so, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by any subsidiary may be subject to statutory, contractual or other restrictions and dependent upon the earnings or financial conditions of those subsidiaries and subject to various business considerations. As a result, we may be unable to gain access to the cash flow or assets of our subsidiaries.

Subordination of Notes

     The payment of principal of and interest, including liquidated damages, if any, on the notes is subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash or cash equivalents (or other payments satisfactory to holders of senior indebtedness) of all senior indebtedness, whether outstanding on the date of issuance of the notes or incurred after such issuance.

     In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection with such case or proceeding, relating to us or to our assets, or any liquidation, dissolution or other winding-up of us, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshalling of our assets or liabilities, the holders of senior indebtedness will be entitled to receive payment in full in cash or cash equivalents (or other payments satisfactory to holders of senior indebtedness) of all senior indebtedness before the holders of notes will be entitled to receive any payment or distribution (other than (1) in the form of capital stock and warrants, options or other rights to acquire our capital stock (but excluding any debt securities that are convertible into, or exchangeable for, our capital stock) or (2) any debt securities that are subordinated to all senior indebtedness and any debt securities issued in exchange for senior indebtedness to substantially the same extent as, or to a greater extent than, the notes are subordinated to senior indebtedness under the indenture, which securities we refer to collectively as “permitted junior securities”). Any payment or distribution of our assets, other than in the form of permitted junior securities, to which the holders of the notes or the trustee would be entitled but for the provisions of the indenture relating to subordination will be paid by the liquidating trustee or agent or other person making such payment or distribution directly to the holders of senior indebtedness or their representatives, ratably according to the aggregate amounts remaining unpaid on account of the senior indebtedness, to the extent necessary to make payment in full in cash or cash equivalents (or other payments satisfactory to holders of senior indebtedness) of all senior indebtedness remaining unpaid after giving effect to any concurrent payment or distribution to the holders of such senior indebtedness.

     No payment or distribution of any of our assets, other than in the form of permitted junior securities, may be made by or on behalf of us on account of principal of or interest or liquidated damages, if any, on the notes or on account of the conversion, purchase, redemption or other acquisition of notes

•	upon the occurrence of any payment default, as defined below, and after receipt by the trustee of written notice from the representative of the holders of the designated senior indebtedness in respect of which such payment default exists, until such payment default has been cured or waived in writing or ceases to exist or the senior indebtedness giving rise to such payment default has been discharged or paid in full in cash or cash equivalents (or other payments satisfactory to holders of senior indebtedness), or

•	during a payment blockage period (as defined below) arising as a result of a non-payment default (as defined below).

     In the event of any acceleration of the notes because of an event of default under the indenture, the holders of any senior indebtedness then outstanding would be entitled to payment in full in cash or cash equivalents (or other payments satisfactory to holders of senior indebtedness) before the holders of the notes would be entitled to receive any payment or distribution other than permitted junior securities.

     A “payment blockage period” will commence upon the date of receipt by the trustee of written notice from the representative of the holders of designated senior indebtedness in respect of which a Non-Payment Default exists and shall end on the earliest to occur of:

•	179 days after such date (provided that any designated senior indebtedness as to which notice was given shall not have been accelerated);

•	the date on which such non-payment default is cured, waived or ceases to exist;

•	the date on which such designated senior indebtedness is discharged or paid in full; and

•	the date on which such payment blockage period has been terminated by written notice to the trustee or us from the representative of the holders of designated senior indebtedness initiating such payment blockage period;

after which we will resume making required payments in respect of the notes, including any missed payments and additional interest. No more than one payment blockage period may be commenced during any period of 365 consecutive days. No non-payment default that existed or was continuing on the date of the commencement of any payment blockage period will be, or can be made, the basis for the commencement of a subsequent payment blockage period, unless such non-payment default has been cured or waived for a period of not less than 90 consecutive days after the commencement of such initial payment blockage period.

     In the event that, notwithstanding the provisions of the preceding four paragraphs, any payment or distribution is received by the trustee or any holder of the notes that is prohibited by such provisions, then such payment shall be held for the benefit of, and paid over and delivered by such trustee or holder to, the representatives of holders of senior indebtedness, as their interest may appear, for application to senior indebtedness to the extent necessary to pay all such senior indebtedness in full in cash or cash equivalents (or other payments satisfactory to holders of senior indebtedness). After all senior indebtedness is paid in full and until the notes are paid in full, holders of the notes shall be subrogated (equally and ratably with all other indebtedness that is equal in right of payment to the notes) to the rights of holders of senior indebtedness to receive distributions applicable to senior indebtedness to the extent that distributions otherwise payable to the holders of the notes have been applied to the payment of senior indebtedness.

     By reason of these subordination provisions, in the event of our liquidation, receivership, reorganization or insolvency, holders of the notes may recover less, in absolute terms and/or ratably, than holders of senior indebtedness.

     “Designated senior indebtedness” means our obligations under any particular senior indebtedness that expressly provides that such senior indebtedness shall be “designated senior indebtedness” for purposes of the indenture (provided that the instrument, agreement or other document may place limitations and conditions on the right of senior indebtedness to exercise the rights of designated senior indebtedness).

     “Indebtedness” means, with respect to any person, without duplication:

•	all obligations and other liabilities, contingent or otherwise, of such person for borrowed money (including overdrafts), including all obligations and other liabilities accruing or incurred after the commencement of any bankruptcy or insolvency proceeding at the rate or on the amount specified in the applicable indebtedness, in each case, whether or not a claim therefor is allowed, allowable or enforceable in such bankruptcy or insolvency proceeding, or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including all obligations, contingent or otherwise, of such person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities;

•	all obligations of such person evidenced by credit or loan agreements, notes, bonds, debentures or other similar instruments;

•	all obligations and other liabilities, contingent or otherwise, of such person under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) but excluding trade payables arising in the ordinary course of business;

•	all obligations and liabilities, contingent or otherwise, in respect of leases of the person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the consolidated balance sheet of the person;

•	all obligations of such person under or in respect of interest rate agreements, currency agreements or other swap, cap, floor or collar agreements, hedge agreements, forward contracts or similar instruments or agreements or foreign currency hedge, exchange or purchase or similar instruments or agreements;

•	the present value of the obligations of such person as lessee for net rental payments (excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges to the extent included in such rental payments) during the remaining term of the lease included in any sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended (this present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with generally accepted accounting principles);

•	all indebtedness referred to in (but not excluded from) the preceding clauses of other persons, the payment of which is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on or with respect to property, including, without limitation, accounts and contract rights, owned by such person, even though such person has not assumed or become liable for the payment of such indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured) and all obligations with respect to receivable securitization facilities;

•	all direct or indirect guarantees or similar arrangements by such person of indebtedness referred to in this definition of any other person; and

•	any and all refinancings, replacements, deferrals, renewals, extensions and refundings of or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in the clauses above.

     A “non-payment default” means any event of default with respect to any designated senior indebtedness, other than a payment default, that has occurred and is continuing pursuant to which the maturity of such indebtedness may be accelerated.

     A “payment default” means a default in payment, whether at scheduled maturity, upon scheduled installment, by acceleration or otherwise, of principal, or premium, if any, interest or other amounts due on any senior indebtedness that has occurred and is continuing beyond any applicable grace period.

     “Senior indebtedness” means any indebtedness of Open Solutions, unless by the terms of the instrument creating or evidencing such indebtedness, the indebtedness is expressly designated equal or junior in right of payment to the notes; provided that “senior indebtedness” will not include:

•	indebtedness evidenced by the notes; and

•	indebtedness of Open Solutions to any direct or indirect majority-owned subsidiary of Open Solutions.

     Any right by us to receive the assets of any of our subsidiaries upon the liquidation or reorganization of any subsidiary, and the consequent right of the holders of the notes to participate in these assets, is structurally subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

     Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by any such subsidiaries may be subject to statutory, contractual or other restrictions and are dependent upon the earnings or financial conditions of those subsidiaries and subject to various business considerations. As a result, we may be unable to gain access to the cash flow or assets of our subsidiaries.

     We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities and expenses and the trustee’s claims for such payments will generally be senior to the claims of the holders of notes in respect of funds collected or held by the trustee.

Conversion Rights

     Holders may convert their notes on or prior to maturity into shares of our common stock at an initial conversion rate of 18.3875 shares per $1,000 principal amount at maturity of notes (equivalent to an initial conversion price, based on the issue price, of approximately $29.02 per share), only if the conditions for conversion described below are satisfied and subject to our right described below to elect to pay cash in lieu of all or a portion of the shares issuable upon conversion. The conversion rate is subject to adjustment as described below. If we call notes for redemption, holders may convert their notes only from the date of notice of redemption until the close of business on the second business day prior to the redemption date. A note for which a holder has delivered a purchase notice or a change of control repurchase notice, as described below, requiring us to purchase the note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount at maturity.

     In lieu of delivering shares of our common stock upon conversion of any note, we may elect to pay a holder for each $1,000 principal amount at maturity of notes surrendered for conversion:

•	cash in an amount equal to the lesser of (1) the accreted principal amount of such note as of the conversion date and (2) the conversion value, as defined below; and

•	if the conversion value is greater than the accreted principal amount of such note as of the conversion date, a number of shares of our common stock equal to the sum of the daily share amounts, as defined below, for each of the ten consecutive trading days in the conversion reference period, as defined below, subject to our right to deliver cash in lieu of all or a portion of such shares as described below.

     The “conversion value” means the product of (1) the conversion rate in effect on the conversion date and (2) the average of the closing price of our common stock for each of the ten consecutive trading days of the conversion reference period, as defined below, appropriately adjusted to take into account the occurrence during such period of stock splits and similar events; provided that after the consummation of a change of control in which the consideration is comprised entirely of cash, the amount used in clause (2) of this paragraph will be the cash price per share received by holders of our common stock in such change of control.

     The “conversion reference period” means:

•	for notes that are converted after we have specified a redemption date, the ten consecutive trading days beginning on the third trading day following the redemption date (in the case of a partial redemption, this will only apply to those notes that are subject to redemption); and

•	in all other instances, the ten consecutive trading days beginning on the third trading day following the conversion date.

     The “conversion date” with respect to a note means the date on which the holder of the note has complied with all requirements under the indenture to convert such note.

     The “daily share amount” means for each trading day of the conversion reference period, a number of shares determined by the following formula:

(closing sale price on such trading day * conversion rate in effect on the conversion date) — the accreted principal amount of the note on the conversion date closing sale price on such trading day * 10

     We may also elect to pay cash to holders of notes surrendered for conversion in lieu of all or a portion of the shares of common stock issuable upon conversion of such notes. We will inform holders through the trustee no later than two business days after the conversion date of our election to pay cash in lieu of delivery of the shares unless we have already informed holders of our election in connection with our optional redemption of the notes as described under “— Redemption of Notes at Our Option.” The amount of cash payable in such event in respect of common stock otherwise issuable upon conversion shall equal (1) the number of shares of common stock otherwise issuable upon conversion of such note multiplied by (2) the average of the closing price of our common stock for each of the ten consecutive trading days of the conversion reference period, appropriately adjusted to take into account the occurrence during such period of stock splits and similar events; provided that after the consummation of a change of control in which the consideration is comprised entirely of cash, the amount used in this clause (2) will be the cash price per share received by holders of our common stock in such change of control.

     A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the average of the closing price of our common stock for each of the ten consecutive trading days of the conversion reference period. As used in this Description of Notes, all references to our common stock are to our common stock, par value $0.01 per share. See “Description of Capital Stock” below.

     The conversion value, daily share amount and, unless we have elected to issue solely shares of our common stock upon conversion of a note, the number of shares, if any, to be issued upon conversion of the notes will be determined by us at the end of the conversion reference period. Upon conversion of a note, we will pay the cash and deliver the shares of common stock, as applicable, as promptly as practicable after the later of the conversion date and the date all calculations necessary to make such payment and delivery have been made, but in no event later than five business days after the later of such dates.

     At any time prior to maturity, we may, without the consent of any holder of notes, elect, by notice to the trustee and the holders of the notes, to be required, upon conversion of the notes at any time following the date of such notice, to deliver an amount in cash and, if applicable, a number of shares of our common stock calculated in accordance with the formula set forth above in the paragraph immediately preceding the definition of conversion value.

     The ability to surrender notes for conversion will expire at the close of business on the business day immediately preceding the stated maturity date.

Conversion Based On Common Stock Price

     Holders may surrender notes for conversion in any calendar quarter commencing at any time after March 31, 2005, and only during such calendar quarter, if, as of the last day of the preceding calendar quarter, the closing price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding calendar quarter is more than 130% of the accreted conversion price, as defined below, per share of common stock on the last day of such preceding calendar quarter, which we refer to as the “conversion trigger price.”

     The “accreted conversion price” per share of common stock as of any day will equal the result obtained by dividing (1) the sum of the issue price of a note plus the accrued original issue discount to that day, if any, by (2) the then applicable conversion rate.

     The conversion trigger price as of the last day of each of the first 28 calendar quarters following issuance of the notes is $37.72, which is 130% of the initial conversion price, based on the issue price, per share of common stock. Thereafter, the accreted conversion price per share of common stock increases each calendar quarter by the accreted original issued discount for the quarter. The foregoing conversion trigger price assumes that no events have occurred that would require an adjustment to the conversion rate.

     The conversion agent will, on our behalf, determine at the beginning of each calendar quarter commencing at any time after March 31, 2005 whether the notes are convertible as a result of the price of our common stock and notify us and the trustee.

Conversion Based on Redemption

     A holder may surrender for conversion a note called for redemption at any time prior to the close of business on the business day immediately preceding the redemption date, even if it is not otherwise convertible at such time. A note for which a holder has delivered a purchase notice or a change of control repurchase notice, as described below, requiring us to purchase such note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

Conversion Upon Occurrence of Specified Corporate Transactions

     If we elect to:

•	distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 45 days of the date of issuance, common stock at less than the then current market price of our common stock, or

•	distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 7.5% of the closing price of our common stock on the day preceding the declaration date for such distribution, we will notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given that notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. A holder may not convert its notes under this conversion upon specified corporate transactions if the holder will otherwise participate in such distribution.

     If we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, a note may be surrendered for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until (but not including) the date that is 15 days after the actual effective date of such transaction, unless the transaction also constitutes a change of control, as defined below under “— Repurchase of the Notes at Option of Holders Upon a Change of Control,” in which case the notes will be convertible as described below under “— Conversion Upon a Change of Control.” If we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property (regardless of whether the transaction constitutes a change of control), from and after the effective date of the consolidation, merger or binding share exchange, the amount of cash, securities and other property issuable upon conversion of a note will be based on the kind and amount of cash, securities or other property that the holder would have received if the holder had converted the holder’s notes immediately prior to such effective date. If such transaction also constitutes a change of control of us, subject to our rights described below under “— Public Acquirer Change of Control,” the holder will be able to require us to purchase all or a portion of such holder’s notes as described under “— Repurchase of the Notes at Option of Holders Upon a Change of Control.”

     Notwithstanding the foregoing, notes will not become convertible by reason of a merger, consolidation or other transaction effected with one of our direct or indirect subsidiaries for the purpose of changing our state of incorporation to any other state within the United States or the District of Columbia.

Conversion Upon a Change of Control

     We will notify the holders of notes and the trustee at least 10 trading days prior to the anticipated effective date of any change of control, as defined below under “— Repurchase of the Notes at Option of Holders Upon a Change of Control,” that we know or reasonably should know will occur. Subject to our right described below in “— Public Acquirer Change of Control,” holders may surrender notes for conversion at any time beginning 10 trading days before the anticipated effective date of a change of control and until the change of control repurchase date.

     After the occurrence of any change of control on or prior to February 2, 2012, we will also notify the holders of notes of the change of control in connection with the holder’s right arising as a result of such change of control, subject to our right described below in “— Public Acquirer Change of Control,” to require us to repurchase notes as described below under “— Repurchase of the Notes at Option of Holders Upon a Change of Control.” If you convert your notes in connection with a change of control occurring on or prior to February 2, 2012, we will pay a make whole premium by increasing the applicable conversion rate, as described below under “— Determination of Make Whole Premium.” Holders will not receive the shares of common stock issuable upon conversion of the notes surrendered for conversion in connection with a change of control occurring on or prior to February 2, 2012 until the applicable stock price, as defined below under “— Determination of Make Whole Premium,” has been determined.

     If a holder converts notes following the effective time of a change of control, the amount of securities issuable upon conversion of a note will be based on the kind and amount of securities or other property that the holder would have received if the holder had converted notes immediately prior to such change of control, and references in this prospectus to shares of our common stock shall be deemed to refer to such securities or other property unless the context requires otherwise.

Conversion at Maturity

     Holders may surrender notes for conversion at any time beginning 10 trading days before the maturity date and until the close of business on the business day immediately preceding the maturity date.

Conversion Procedures

     To convert a note, a holder must:

•	complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

•	if required, pay all transfer or similar taxes.

     On conversion of a note, except as described in the next paragraph, a holder will not receive any cash payment representing any accrued and unpaid cash interest. Our delivery to the holder of shares of common stock into which the note is convertible, or cash in lieu of all or a portion of such shares, will be deemed to satisfy our obligation to pay the principal amount at maturity of the note and to satisfy our obligation to pay accrued and unpaid cash interest attributable to the period from the most recent interest payment date through the conversion date.

     As a result, accrued and unpaid cash interest is deemed paid in full rather than cancelled, extinguished or forfeited. Holders of notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business of such interest payment date will receive the semiannual interest payable on such notes on the corresponding interest payment date notwithstanding the conversion, and such notes upon surrender must be accompanied by funds equal to the amount of such payment, unless such notes have been called for redemption, in which case no such payment will be required.

     The conversion rate will not be adjusted for accrued original issue discount or accrued and unpaid cash interest. For a discussion of the tax treatment of a holder receiving cash and shares of our common stock, or any cash in lieu thereof, upon surrendering notes for conversion, see “Material United States Federal Income Tax Considerations.”

     We will adjust the conversion rate for certain events, including:

     (1) the issuance of our common stock as a dividend or distribution to holders of our common stock;

     (2) some subdivisions and combinations of our common stock;

     (3) the issuance to all holders of our common stock of some rights or warrants entitling them for a period expiring within 45 days of such issuance to purchase our common stock, or securities convertible into our common stock, at less than, or having a conversion price per share less than, the then current market price of our common stock;

     (4) the dividend or other distribution to all holders of our common stock of shares of our capital stock, other than common stock, or evidences of our indebtedness or our assets, including securities, but excluding those rights and warrants referred to above and dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, liquidation, dissolution, winding up, sale or conveyance resulting in a change in the conversion consideration pursuant to any shareholder rights plan or dividends or distributions paid exclusively in cash;

     (5) dividends or other distributions consisting exclusively of cash to all holders of our common stock; and

     (6) payments to holders in respect of a tender offer or exchange offer for our common stock by us or any of our subsidiaries to the extent that the cash and fair market value of any other consideration included in the payment per share exceeds the closing price of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer.

     Notwithstanding the foregoing, in no event shall the total number of shares of common stock issuable upon conversion of a note exceed 24.3634 per $1,000 principal amount at maturity of notes, subject to proportional adjustment in the same manner as the conversion rate as set forth in clauses (1) through (4) above.

     A “trading day” is any day on which the NASDAQ National Market or, if our common stock is not quoted on the NASDAQ National Market, the principal national securities exchange on which our common stock is listed, is open for trading or, if the applicable security listed on the New York Stock Exchange, a day on which trades may be made on such market or, if the applicable security is not so listed, admitted for trading or quoted, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

     The “closing price” of our common stock on any trading day means the reported last sale price per share (or if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date reported by the NASDAQ National Market or, if our common stock is not quoted on the NASDAQ National Market, as reported by the principal national securities exchange on which our common stock is listed or otherwise as provided in the indenture.

     In the event that we pay a dividend or make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in a subsidiary or other business unit of ours, the conversion rate will be adjusted, unless we make an equivalent distribution to holders of notes, based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the NASDAQ National Market or such other national or regional exchange or market on which the securities are then listed or quoted.

     In addition, the indenture provides that upon conversion of the notes, the holders of such notes will receive, to the extent that we deliver shares of common stock upon such conversion, the rights related to such common stock pursuant to any future shareholder rights plan, whether or not such rights have separated from the common stock at the time of such conversion. However, there will not be any adjustment to the conversion privilege or conversion rate as a result of:

•	the issuance of such rights;

•	the distribution of separate certificates representing such rights;

•	the exercise or redemption of such rights in accordance with any rights agreement; or

•	the termination or invalidation of such rights.

     Notwithstanding the foregoing, if a holder of notes exercising its right of conversion after the distribution of rights pursuant to any rights plan in effect at the time of such conversion is not entitled to receive the rights that would otherwise be attributable (but for the date of conversion) to the shares of common stock to be received upon such conversion, if any, the conversion rate will be adjusted as though the rights were being distributed to holders of common stock on the date the rights become separable from such stock. If such an adjustment is made and such rights are later redeemed, invalidated or terminated, then a corresponding reversing adjustment will be made to the conversion rate on an equitable basis.

     The indenture permits us to increase the conversion rate, to the extent permitted by law, for any period of at least 20 days. In that case we will give at least 15 days’ notice of such increase. We may also make such increase in the conversion rate, in addition to those set forth above, as our Board of Directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

     For United States federal income tax purposes, adjustments to the conversion rate (or failures to make such adjustments) that have the effect of increasing the holders’ proportionate interests in our assets or earnings may in some circumstances result in a taxable deemed distribution to the holders. See “Material United States Federal Income Tax Considerations.” We will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account when determining subsequent adjustments. We will not make any adjustments if holders of notes are permitted to participate in the transactions described above in clauses (1) through (6) that would otherwise require adjustment of the conversion rate. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase our common stock or any such security.

     Upon determining that the holders are or will be entitled to convert their notes into shares of common stock in accordance with these provisions, we will promptly issue a press release and use our reasonable efforts to post such information on our website or otherwise publicly disclose this information.

Determination of Make Whole Premium

     If a change of control, as defined below under “— Repurchase of the Notes at Option of Holders Upon a Change of Control,” occurs on or prior to February 2, 2012, in which more than 10% of the consideration for the common stock in the transaction or transactions constituting the change of control consists of cash, other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, subject to our rights described below under “— Public Acquirer Change of Control,” in some circumstances, we will pay a make whole premium to holders of the notes who convert their notes during the period beginning 10 trading days before the anticipated effective date of the change of control and ending on the change of control repurchase date by increasing the conversion rate for such notes.

     The make whole premium will be determined by reference to the table below and is based on the date on which the change of control becomes effective, which we refer to as the “effective date,” and the price, which we refer to as the “stock price,” paid per share of our common stock in the transaction constituting the change of control. If holders of our common stock receive only cash in the transaction, the stock price shall be the cash amount paid per share of our common stock. Otherwise, the stock price shall be equal to the average closing price of our common stock over the five trading-day period ending on the trading day immediately preceding the effective date of such transaction.

     The following table shows what the make whole premium would be for each hypothetical stock price and effective date set forth below, expressed as additional shares of common stock per $1,000 principal amount at maturity of notes.

Make Whole Premium Upon a Change of Control (Number of Additional Shares)

	Effective Date
Stock Price on	February 2,	February 2,	February 2,	February 2,	February 2,	February 2,	February 2,	February 2,
Effective Date	2005	2006	2007	2008	2009	2010	2011	2012
$21.90	5.9759	5.9759	5.9759	5.9759	5.9759	5.9759	5.9759	0.0000
$25.00	4.8168	4.7284	4.5835	4.4161	4.2073	3.9254	3.5162	0.0000
$30.00	3.6059	3.6430	3.2525	3.0075	2.6982	2.2826	1.6587	0.0000
$35.00	2.8488	2.6893	2.4610	2.1999	1.8729	1.4493	0.8551	0.0000
$40.00	2.3427	2.1841	1.9586	1.7060	1.3952	1.0102	0.5162	0.0000
$45.00	1.9859	1.8350	1.6207	1.3865	1.1023	0.7657	0.3674	0.0000
$50.00	1.7233	1.5826	1.3821	1.1675	0.9122	0.6197	0.2985	0.0000
$55.00	1.5224	1.3926	1.2062	1.0108	0.7813	0.5299	0.2601	0.0000
$60.00	1.3646	1.2450	1.0718	0.8933	0.6886	0.4725	0.2342	0.0000
$65.00	1.2370	1.1270	0.9656	0.8081	0.6247	0.4280	0.2147	0.0000
$70.00	1.1346	1.0376	0.8852	0.7430	0.5709	0.3932	0.1988	0.0000
$75.00	1.0557	0.9637	0.8206	0.6862	0.5277	0.3647	0.1853	0.0000
$80.00	0.9831	0.8996	0.7632	0.6386	0.4913	0.3408	0.1737	0.0000
$85.00	0.9207	0.8430	0.7139	0.5983	0.4601	0.3202	0.1634	0.0000
$90.00	0.8662	0.7939	0.6713	0.5630	0.4332	0.3023	0.1543	0.0000
$95.00	0.8174	0.7504	0.6337	0.5321	0.4096	0.2863	0.1462	0.0000
$100.00	0.7745	0.7120	0.6005	0.5046	0.3885	0.2722	0.1389	0.0000

     The actual stock price and effective date may not be set forth on the table, in which case:

•	if the actual stock price on the effective date is between two stock prices on the table or the actual effective date is between two effective dates on the table, the make whole premium will be determined by a straight-line interpolation between the make whole premiums set forth for the two stock prices and the two effective dates on the table based on a 365-day year, as applicable.

•	if the stock price on the effective date exceeds $100.00 per share, subject to adjustment as described below, no make whole premium will be paid.

•	if the stock price on the effective date is less than $21.90 per share, subject to adjustment as described below, no make whole premium will be paid.

     The stock prices set forth in the first column of the table above will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares set forth in the table above will be adjusted in the same manner as the conversion rate as set forth above under “— Conversion Rights — Conversion Procedures,” other than by operation of an adjustment to the conversion rate by adding the make whole premium as described above.

     Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion of a note exceed 24.3634 per $1,000 principal amount at maturity, subject to proportional adjustment in the same manner as the conversion rate as set forth in clauses (1) through (4) under “— Conversion Rights — Conversion Procedures” above.

Redemption of Notes at Our Option

     No sinking fund is provided for the notes. Prior to February 2, 2012, we cannot redeem the notes at our option. Beginning on February 2, 2012, we may redeem the notes for cash, as a whole at any time or from time to time in part. We will give not less than 30 days’ or more than 60 days’ notice of redemption by mail to holders of the notes.

     If redeemed at our option, the notes will be redeemed at a redemption price equal to the sum of the issue price and the accrued original issue discount, plus accrued and unpaid cash interest and liquidated damages, if any.

     The table below shows the redemption prices of a note on February 2, 2012, on each February thereafter prior to maturity and at maturity on February 2, 2035, assuming there is no accrued and unpaid cash interest or liquidated damages. The redemption price of a note that is redeemed between the dates listed below would include an additional amount reflecting the original issue discount that has accrued on such note since the immediately preceding date in the table below.

	(1)	(2)	(3)
	Note Issue	Accrued Original	Redemption Price
Redemption Price	Price	Issue Discount	(1) + (2)
February 2,
2012	$533.56	$0.00	$533.56
2013	$533.56	$14.77	$548.33
2014	$533.56	$29.96	$563.52
2015	$533.56	$45.56	$579.12
2016	$533.56	$61.59	$595.15
2017	$533.56	$78.07	$611.63
2018	$533.56	$95.01	$628.57
2019	$533.56	$112.41	$645.97
2020	$533.56	$130.30	$663.86
2021	$533.56	$148.68	$682.24
2022	$533.56	$167.57	$701.13
2023	$533.56	$186.98	$720.54
2024	$533.56	$206.94	$740.50
2025	$533.56	$227.44	$761.00
2026	$533.56	$248.51	$782.07
2027	$533.56	$270.16	$803.72
2028	$533.56	$292.42	$825.98
2029	$533.56	$315.29	$848.85
2030	$533.56	$338.79	$872.35
2031	$533.56	$362.95	$896.51
2032	$533.56	$387.77	$921.33
2033	$533.56	$413.28	$946.84
2034	$533.56	$439.50	$973.06
At stated maturity	$533.56	$466.44	$1,000.00

     If we redeem less than all of the outstanding notes, the trustee will select the notes to be redeemed in principal amounts at maturity of $1,000 or integral multiples of $1,000. In this case, the trustee may select the notes by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of the same notes, the converted portion will be deemed to be part of the portion of notes selected for redemption.

     In the event of any redemption in part, we will not be required to:

•	issue, register the transfer of or exchange any note during a period beginning at the opening of business 15 days before any selection of notes for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of notes to be so redeemed, or

•	register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

Purchase of Notes by Us at the Option of the Holder for Cash

     On the purchase dates of February 2, 2012, February 2, 2015, February 2, 2020, February 2, 2025, and February 2, 2030, we may, at the option of the holder, be required to purchase for cash, at the purchase price set forth below plus accrued and unpaid cash interest and liquidated damages, if any, up to, but excluding the purchase date, all or a portion of such holder’s outstanding notes for which a written purchase notice has been properly delivered and not withdrawn, subject to some additional conditions. Holders may submit their written purchase notice to the paying agent at any time from the opening of business on the date that is 20 business days prior to such purchase date until the close of business on the business day immediately preceding such purchase date. If such purchase date is after a record date, but on or prior to an interest payment date, then the interest payable on such date will be paid to the holder of record of the notes on the relevant record date.

     The purchase price of a note will be:

•	$533.56 per note on February 2, 2012;

•	$579.12 per note on February 2, 2015;

•	$663.86 per note on February 2, 2020;

•	$761.00 per note on February 2, 2025; and

•	$872.35 per note on February 2, 2030.

     The above purchase prices reflect a price equal to the sum of the issue price and accrued original issue discount, if any, on such notes as of the applicable purchase date.

     Unless we have issued a redemption notice to redeem the notes, we will be required to give notice on a date not less than 20 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

•	the amount of the purchase price; and

•	the procedures that holders must follow to require us to purchase their notes.

     The purchase notice given by each holder electing to require us to purchase notes shall state:

•	if certificated notes have been issued, the certificate numbers of the holder’s notes to be delivered for purchase, and if certificated notes have not been issued, the notice must comply with appropriate DTC procedures;

•	the portion of the principal amount at maturity of notes to be purchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes.

     A holder may withdraw any purchase notice by delivering a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal shall state:

•	the principal amount at maturity of notes being withdrawn;

•	if certificated notes have been issued, the certificate numbers of the notes being withdrawn, and if certificated notes have not been issued, the notice must comply with appropriate DTC procedures; and

•	the principal amount at maturity, if any, of the notes that remain subject to the purchase notice.

In connection with any purchase offer, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule l4e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file Schedule TO or any other required schedule under the Exchange Act.

     Payment of the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the note will be made promptly following the later of the purchase date or the time of delivery of the note.

     If the paying agent holds money or securities sufficient to pay the purchase price of the note on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding and cash interest or original issue discount on such note, and liquidated damages, if any, will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note. This will be the case whether book-entry transfer of the notes is made or whether the notes are delivered to the paying agent.

     No notes may be purchased by us at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the purchase price with respect to such notes.

     We may be unable to repurchase the notes as required under the indenture. We may not have enough funds to pay the purchase price for all tendered notes, and any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting purchase of the notes under some circumstances, or expressly prohibit our purchase of the notes or provide that a purchase constitutes an event of default under that agreement. If a purchase obligation arises at a time when we are prohibited from purchasing notes, we could seek the consent of our lenders to purchase the notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to purchase the notes. Our failure to purchase tendered notes would constitute an event of default under the indenture, which might constitute an event of default under the terms of our other indebtedness. In these circumstances, the subordination provisions of the indenture would restrict payments to the holders of notes.

Repurchase of the Notes at Option of Holders Upon a Change of Control

     In the event of a change of control, as defined below, each holder of notes will have the right, subject to our right described below under “— Public Acquirer Change of Control,” to require us to purchase for cash, except as otherwise provided, all of such holder’s notes, or any portion of those notes with principal amount at maturity equal to $1,000 or an integral multiple of $1,000, on the date, which we refer to as the “change of control repurchase date,” that is 30 business days after the date we give notice of the change of control, at a purchase price equal to the accreted principal amount of the notes to be purchased, plus accrued and unpaid cash interest and liquidated damages, if any, to, but excluding, the purchase date. If such purchase date is after a record date but on or prior to an interest payment date, however, then the interest payable on such date will be paid to the holder of record of the notes on the relevant record date.

     Within 30 days after we know or reasonably should know of the occurrence of a change of control, we are required to give notice to all holders of record of notes, as provided in the indenture, stating among other things, the occurrence of a change of control and of their resulting purchase right. We must also deliver a copy of our notice to the trustee.

     In order to exercise the purchase right upon a change of control, a holder must deliver prior to the change of control purchase date a change of control purchase notice stating among other things:

•	if certificated notes have been issued, the certificate numbers of the notes to be delivered for purchase;

•	the portion of the principal amount of notes at maturity to be purchased, in integral multiples of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, a holder’s change of control purchase notice must comply with appropriate DTC procedures.

     A holder may withdraw any change of control purchase notice upon a change of control by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the change of control purchase date. The notice of withdrawal must state:

•	the principal amount at maturity of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount at maturity, if any, of the notes which remains subject to the change of control purchase notice.

If the notes are not in certificated form, a holder’s withdrawal notice must comply with appropriate DTC procedures.

     In connection with any purchase offer in the event of a change of control, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule l4e-1, and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

     Payment of the change of control purchase price for a note for which a change of control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of such change of control purchase notice. Payment of the change of control purchase price for the note will be made promptly following the later of the change of control purchase date or the time of delivery of the note.

     If the paying agent holds money or securities sufficient to pay the change of control purchase price of the note on the business day following the change of control purchase date in accordance with the terms of the indenture, then, immediately after the change of control purchase date, the note will cease to be outstanding and interest and liquidated damages, if any, on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the change of control purchase price upon delivery of the note. This will be the case whether book-entry transfer of the notes is made or whether the notes are delivered to the paying agent.

     Under the indenture, a “change of control” of us will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:

•	the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger (except a merger by us described in the following paragraph) or other acquisition transaction or series of transactions, of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

•	our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our and our subsidiaries’ properties and assets, taken as a whole, to another person, other than:

(1) any transaction (a) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and (b) pursuant to which holders of our capital stock immediately prior to the transaction are entitled to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or

(2) any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

     Notwithstanding the foregoing, it will not constitute a change of control if at least 90% of the consideration for the common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the change of control consists of common stock or American Depositary Shares representing shares of common stock traded on a United States national securities exchange or quoted on the NASDAQ National Market, or which will be so traded or quoted when issued or exchanged in connection with the change of control, and as a result of such transaction or transactions the notes become convertible solely into such common stock or American Depositary Shares representing shares of common stock; provided that, with respect to an entity organized under the laws of a jurisdiction outside the United States, such entity has a worldwide total market capitalization of its equity securities of at least US$5 billion before giving effect to the consolidation or merger.

     Beneficial ownership will be determined in accordance with Rule 13d-3 promulgated by the SEC under the Securities Exchange Act. The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

     Rule 13e-4 under the Exchange Act requires the dissemination of information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

     We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note purchased by us (a) after the date that is two years from the latest issuance of the notes may, to the extent permitted by applicable law, be reissued or sold or may be surrendered to the trustee for cancellation or (b) on or prior to the date referred to in clause (a), will be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

     No notes may be purchased by us at the option of holders upon the occurrence of a change of control if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the change of control purchase price with respect to the notes.

     We may be unable to repurchase the notes as required under the indenture. We may not have enough funds to pay the repurchase price for all tendered notes, and any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the notes under some circumstances, or expressly prohibit our repurchase of the notes or provide that a repurchase constitutes an event of default under that agreement. If a repurchase obligation arises at a time when we are prohibited from repurchasing notes, we could seek the consent of our lenders to repurchase the notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the notes. Our failure to repurchase tendered notes would constitute an event of default under the indenture, which might constitute an event of default under the terms of our other indebtedness. In these circumstances, the subordination provisions of the indenture would restrict payments to the holders of notes.

     The definition of change of control includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of substantially all of our properties and assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our properties and assets may be uncertain.

Public Acquirer Change of Control

     In the case of a public acquirer change of control, as defined below, we may, in lieu of permitting a repurchase at the holder’s option as described above under “— Repurchase of the Notes at Option of Holders Upon a Change of Control,” or permitting conversion and, if applicable, paying a make whole premium as described above under “— Conversion Rights — Conversion Upon a Change of Control,” elect to adjust the conversion rate and the related conversion obligation such that from and after the effective date of such public acquirer change of control, the notes are convertible into shares of public acquirer common stock, as defined below. In the event we make such election, holders will not be permitted to require us to repurchase or to convert notes and the conversion rate will be adjusted by multiplying the conversion rate in effect immediately before the public acquirer change of control by a fraction:

•	the numerator of which will be (1) in the case of a merger, consolidation or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, the value of all cash and any other consideration, as determined by our board of directors, paid or payable per share of common stock or (2) in the case of any other public acquirer change of control, the average of the closing prices of our common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control, and

•	the denominator of which will be the average of the closing prices of the public acquirer common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control.

     Within 10 trading days prior to but not including the expected effective date of a change of control that is also a public acquirer change of control, we will provide to all holders of the notes and the trustee and paying agent a notification stating whether we will:

•	elect to adjust the conversion rate and related conversion obligation, in which case the holders will not have the right to require us to repurchase their notes as described above under “— Repurchase of the Notes at Option of Holders Upon Change of Control” and will not have the right to convert notes and, if applicable, receive the make whole premium described above under “— Conversion Rights — Conversion Upon a Change of Control,” or

•	not elect to adjust the conversion rate and related conversion obligation, in which case the holders will have the right, if applicable, to require us to repurchase their notes as described above under “— Repurchase of the Notes at Option of Holders Upon Change of Control” and the right to convert notes and, if applicable, receive the make whole premium described above under “— Conversion Rights — Conversion Upon a Change of Control.”

     A “public acquirer change of control” means any event constituting a change of control that would otherwise give holders the right to cause us to repurchase the notes as described above under “— Repurchase of the Notes at Option of Holders Upon Change of Control” if the acquirer has a class of common stock traded on a United States national securities exchange or quoted on the NASDAQ National Market or which will be so traded or quoted when issued or exchanged in connection with such change of control, which we refer to as “public acquirer common stock.” If an acquirer does not itself have a class of common stock satisfying the foregoing requirement, it will be deemed to have “public acquirer common stock” if either (1) a direct or indirect majority-owned subsidiary of acquirer or (2) a corporation that directly or indirectly owns at least a majority of the acquirer, has a class of common stock satisfying the foregoing requirement and the acquirer has designated such common stock to serve as the public acquirer common stock in the transaction. In such case, all references to public acquirer common stock shall refer to such class of common stock. “Majority owned” for these purposes means having “beneficial ownership,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of all shares of the respective entity’s capital stock that are entitled to vote generally in the election of directors.

Events of Default and Acceleration

     The following are events of default under the indenture:

•	default in the payment of any principal amount, including accrued original issue discount, at maturity or any redemption price, purchase price, or change of control repurchase price due with respect to the notes, when the same become due and payable, unless due solely to the fault of the trustee in which case we have a three business day grace period;

•	default in payment of any interest, or liquidated damages, if any, under the notes, which default continues for 30 days;

•	default in the delivery when due of all cash and any shares of common stock deliverable upon conversion with respect to the notes, which default continues for 15 days;

•	our failure to comply with any of our other agreements in the notes or the indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding, and our failure to cure, or obtain a waiver of, such default within 60 days after we receive such notice;

•	default in the payment of principal when due or resulting in acceleration of other indebtedness for borrowed money of Open Solutions or any significant subsidiary, as defined below, where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $10.0 million and such acceleration has not been rescinded or annulled or such indebtedness repaid within a period of 25 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount at maturity of the notes then outstanding, provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would be deemed not to have occurred;

•	our failure to give a holder notice of a holder’s right to require us to repurchase notes upon a change of control; and

•	some events involving our bankruptcy, insolvency or reorganization.

     A “significant subsidiary” is any subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X under the Securities Act as in effect on the date of the indenture.

     If an event of default occurs and continues, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding may declare the issue price of the notes plus the original issue discount on the notes accrued through the date of such declaration, and any accrued and unpaid cash interest, and liquidated damages, if any, through the date of such declaration, immediately due and payable. In the case of some events of bankruptcy, insolvency or reorganization, the issue price of the notes plus the original issue discount accrued on the notes, together with any accrued and unpaid cash interest and liquidated damages, if any, through the date of occurrence of such event shall automatically become and be immediately due and payable without any further act by us, any holder or the trustee. At any time after a declaration of acceleration, the holders of a majority in aggregate principal amount at maturity of the notes then outstanding may, under some circumstances, rescind and annul such acceleration.

     In the event of a payment or covenant default with respect to the notes, the trustee, subject to some limitations and conditions, may institute judicial proceedings to enforce the payment of any amount due or the performance of such covenant or any other proper remedy. Under some circumstances, the trustee may withhold notice to the holders of the notes of a default, except in the payment of principal or interest, if the trustee in good faith determines that withholding notice is in the best interest of such holders, and the trustee shall withhold such notice for some defaults for a period of 30 days.

Obligations of Trustee

     The indenture provides that, subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to such trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the trustee and to some other conditions, the holders of a majority in aggregate principal amount at maturity of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on such trustee, with respect to the notes. However, the trustee may decline to act if the holders’ direction violates any law or the indenture, would unduly prejudice the right of other holders or would involve such trustee in personal liability.

     No holder of any notes will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee or for any remedy, unless:

•	the holder has previously given the trustee written notice of a continuing event of default with respect to the notes;

•	the holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee;

•	the trustee has not received an inconsistent direction from the holders of a majority in principal amount at maturity of the outstanding notes within the 60 day period set forth below; and

•	the trustee has failed to institute the requested proceeding within 60 days of receipt of such notice.

     However, a holder of any notes will have an absolute right to receive payment of the principal, including accrued original issue discount, of, and any accrued and unpaid cash interest on, the notes on the due dates and to institute suit for the enforcement of any such payment.

     Under the indenture we must furnish to the trustee annually a statement regarding our performance of certain of our obligations under the indenture and as to any default in such performance.

Consolidation, Merger or Sale of Assets

     The indenture provides that we may not consolidate with or merge into any person or convey, transfer or lease all or substantially all of our and our subsidiaries’ properties and assets, taken as a whole, to another person unless:

•	the resulting, surviving or transferee person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, and such corporation, if other than us, assumes all our obligations under the notes and the indenture;

•	after giving effect to the transaction no event of default, and no event that, after notice or passage of time, would become an event of default, has occurred and is continuing; and

•	other conditions described in the indenture are met.

     Upon the assumption of our obligations by such corporation in such circumstances, subject to some exceptions, we will be discharged from all obligations under the notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring could constitute a change of control, as described above, permitting each holder to require us, in some circumstances, to repurchase the notes of such holder as described above. An assumption of our obligations under the notes and the indenture by such corporation might be deemed for United States federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

     There is no precise, established definition of the term “all or substantially all” relating to the transfer of properties and assets under applicable law and accordingly there may be uncertainty as to whether the foregoing provision would apply to a sale or lease of less than all our assets.

Modification

     The trustee and we may amend the indenture or the notes with the consent of the holders of not less than a majority in aggregate principal amount at maturity of the notes then outstanding. However, our consent and the consent of the holders of each outstanding note affected is required to:

•	alter the manner of calculation or rate of accrual of original issue discount or interest on any note or change the time of payment;

•	make any note payable in money or securities other than that stated in the note;

•	change the stated maturity of any note;

•	reduce the principal amount at maturity, outstanding principal amount, issue price, accrued original issue discount, redemption price, purchase price or change of control repurchase price with respect to any note;

•	make any change that adversely affects the rights of a holder to convert any note;

•	make any change that adversely affects the right of a holder to require us to purchase a note;

•	impair the right to institute suit for the enforcement of any payment with respect to the notes or with respect to conversion of the notes;

•	modify the subordination provision of the notes in a manner adverse to the holders of the notes in any material respect; or

•	reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default.

     Without the consent of any holder of notes, the trustee and we may amend the indenture:

•	to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the notes;

•	to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

•	to secure our obligations in respect of the notes;

•	to add a guarantor;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

•	to comply with the requirements of the SEC in order to effect or maintain qualification of the indenture under the Trust Indenture Act of 1939, as contemplated by the indenture or otherwise;

•	to provide for conversion rights of holders of notes in the event of any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our property and assets occurs;

•	to increase the conversion rate, provided that the increase will not adversely affect the interests of the holders of notes;

•	to cure any ambiguity, omission, defect or inconsistency in the indenture; or

•	to make any change that does not adversely affect the rights of the holders of the notes in any material respect.

     Without the consent of any holder of notes or the trustee, we may amend the indenture to surrender any right to issue shares of common stock upon conversion of the notes.

     The holders of a majority in principal amount at maturity of the outstanding notes may, on behalf of all the holders of all notes:

•	in addition to what is permitted under “— Consolidation, Merger or Sale of Assets,” consent to the assignment or transfer by us of any of our rights and obligations under the indenture;

•	make any change to our obligation to issue shares of common stock, cash or a combination of shares of common stock and cash or to repurchase all or any part of the notes in the event of a change of control in accordance with “— Conversion Rights — Conversion Upon a Change of Control” and “— Repurchase at Option of Holders Upon a Change of Control,” including amending, changing or modifying any definitions with respect thereto;

•	waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; or

•	waive any past default under the indenture and its consequences, except an uncured default in the payment of any amount due, or in the obligation to deliver common stock, with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Satisfaction and Discharge of the Indenture

     We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity or any redemption date, or any purchase date, or a change of control payment date, or upon conversion or otherwise, cash or shares of common stock, as applicable under the terms of the indenture, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture.

Calculations in Respect of Notes

     We or our agents are responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the average market prices of the notes and of our common stock and amounts of payments, if any, payable on the notes. We or our agents will make all these calculations in good faith and, absent manifest error, our or our agents’ calculations are final and binding on holders of notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

Limitations of Claims in Bankruptcy

     If a bankruptcy proceeding is commenced in respect of us, the claim of a holder of a note is, under Title 11 of the United States Code, limited to the issue price of the note plus that portion of the original issue discount, together with any unpaid cash interest and liquidated damages, if any, that has accrued from the date of issue to the commencement of the proceeding.

Global Notes; Book Entry; Form

     The notes were issued in fully registered form, without coupons, in denominations of $1,000 principal amount at maturity and integral multiples of $1,000. The notes were initially offered only to qualified institutional buyers, as defined in, and pursuant to, Rule 144A under the Securities Act through the initial purchasers.

     We initially issued the notes in the form of a global security. The global security was deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Holders will hold beneficial interests in the global security directly through DTC if the holder has an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form, which we refer to as “certificated securities,” will be issued only in certain limited circumstances described below.

     DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

     DTC was created to hold securities of institutions that have accounts with DTC, called “participants,” and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies, called “indirect participants,” that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     Pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC credited, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts credited were designated by the initial purchasers. Ownership of beneficial interests in the global security was limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC with respect to participants’ interests, the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

     Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

     So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     We will make payments of principal of, and interest and liquidated damages, if any, on, the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal of, or interest or liquidated damages, if any, on, the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. If DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency and we do not appoint a successor depositary or clearing agency within 90 days after receiving the notice from DTC or becoming aware that DTC is no longer a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required.

     Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

     We have obtained the information in this section from sources we believe to be reliable, but neither we nor the initial purchaser take any responsibility for its accuracy.

Restrictions on Transfer; Legends

     The notes are subject to transfer restrictions, and certificates for the notes bear a legend to this effect.

Governing Law

     The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Trustee

     U.S. Bank National Association is the trustee and the initial registrar, paying agent, bid solicitation agent and conversion agent under the indenture for the notes. The trustee may resign or be removed and a successor trustee may be appointed.

     The indenture and provisions of the Trust Indenture Act incorporated by reference in the indenture contain limitations on the rights of the trustee under the indenture, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee under the indenture is permitted to engage in other transactions with us. However, if the trustee under the indenture acquires any prohibited conflicting interest, it must eliminate the conflict or resign.

Registration Rights

     We entered into a registration rights agreement with the initial purchasers. We have filed with the SEC a shelf registration statement, of which this prospectus forms a part, covering resales by holders of all notes and the common stock issuable upon conversion of the notes. We will use commercially reasonable efforts to keep this registration statement effective until the earlier of (1) the sale pursuant to the shelf registration statement of the notes and all of the shares of common stock issuable upon conversion of the notes, and (2) the date when the holders, other than holders that are our “affiliates,” of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor Rule thereto or otherwise.

     We will provide to each registered holder copies of this prospectus and take certain other actions as are required to permit unrestricted resales of the notes and the common stock issuable upon conversion of the notes. A holder who sells those securities pursuant to the shelf registration statement is required to be named as a selling securityholder in this prospectus and to deliver a prospectus to purchasers and is bound by the provisions of the registration rights agreement, which are applicable to that holder, including certain indemnification provisions. If the shelf registration statement naming the holder and covering those securities is not effective, they may not be sold or otherwise transferred except in accordance with certain provisions.

     We will be permitted to suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 45 days, or 60 days under some circumstances relating to a proposed or pending material business transaction, in any three-month period and not to exceed an aggregate of 120 days in any twelve-month period. We need not specify the nature of the event giving rise to a suspension in any notice of a suspension provided to the holders.

     If:

•	the registration statement shall cease to be effective or fail to be usable without being succeeded within seven business days by a post-effective amendment or a report filed with the SEC pursuant to the Exchange Act that cures the failure of the registration statement to be effective or usable; or

•	the prospectus has been suspended as described in the preceding paragraph longer than the period permitted by such paragraph,

each a “registration default,” additional interest as liquidated damages will accrue on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Liquidated damages will be paid semi-annually in arrears, with the interest payment due on the first interest payment date following the date on which such liquidated damages begin to accrue, and will accrue at an additional rate per year equal to:

•	0.25% of the issue price of the notes to and including the 90th day following such registration default; and

•	0.50% of the issue price of the notes from and after the 91st day following such registration default.

     In no event will liquidated damages accrue after the second anniversary of the date of issuance of the notes or at a rate per year exceeding 0.50% of the issue price of the notes. We will have no other liabilities for monetary damages with respect to any registration default. If a holder has converted some or all of its notes into common stock, the holder will not be entitled to receive any liquidated damages with respect to such common stock or the principal amount of the notes converted.

     This summary of the registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all of the provisions of the registration rights agreement.

DESCRIPTION OF CAPITAL STOCK

General

     Our authorized capital stock consists of 95,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of May 4, 2006, an aggregate of 20,290,227 shares of common stock were issued and outstanding and no shares of preferred stock were issued or outstanding.

     The following description is a summary of our capital stock and describes some of the provisions of our certificate of incorporation and by-laws, in addition to provisions of other agreements with our shareholders. The following description does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation, by-laws and such other agreements

Common Stock

     Voting Rights. The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders, and are not able to multiply the number of shares they own by the number of directors up for election for purposes of electing directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

     Dividends. The holders of our common stock are entitled to receive dividends in proportion to the number of shares they hold if dividends are declared by our board of directors out of funds that are legally available for that purpose, provided that dividends declared on outstanding preferred stock shall have priority.

     Other Rights. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive the net assets of our available cash after the payment of all debts and other liabilities, provided that holders of the outstanding preferred stock shall have priority. The holders of our common stock have no preferential right to participate in any future debt or equity offerings, to have their shares redeemed or to convert their shares into any other type of security. The outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, fully paid and non-assessable. In the event we issue shares of preferred stock in the future, the rights of the holders of our common stock may be adversely affected by that issuance because it is probable that any preferred stock issued will have certain rights and preferences that entitle the holders of such shares to have priority over the holders of the common stock with respect to certain matters. These matters include the right to receive dividends and the right to receive our assets in the event of a bankruptcy or other similar event.

Preferred Stock

     Under our certificate of incorporation, our board of directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval from time to time to issue up to an aggregate of 5,000,000 shares of preferred stock. The preferred stock may be issued in one or more series. Each series may have different rights, preferences and designations and qualifications and limitations and restrictions that may be established by our board of directors without approval from the shareholders. The rights, designations and preferences may include:

•	dividend rights,

•	dividend rates,

•	the right to convert the shares of preferred stock into common stock,

•	the right to set aside a certain amount of assets for payments relating to the preferred shares, and

•	prices to be paid upon redemption of the preferred shares or a bankruptcy or similar event.

     If our board of directors decides to issue any shares of preferred stock, it could have the effect of delaying or preventing another party from taking control of us. This is because the terms of the preferred stock would be designed to make it prohibitively expensive for any unwanted third party to make a bid for our shares. We have no present plans to issue any shares of preferred stock.

Convertible Notes

     On February 2, 2005, we issued $270,000,000 aggregate principal amount at maturity of Senior Subordinated Convertible Notes due 2035. See “Description of Notes.”

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Charter and By-Laws

     Effect of Delaware Anti-Takeover Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or, in some cases, within three years prior, did own) 15% or more of the corporation’s voting stock, or is an affiliate of the corporation and owned 15% or more of the corporation’s voting stock at any time during the three years prior to the time that the determination of an interested stockholder is made. Under Section 203, a business combination between the corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the number of our shares outstanding, shares owned by (1) persons who are directors and also officers and (2) employee stock plans, in some instances), or

•	after the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

     Charter and By-Law Provisions. Our certificate of incorporation and by-laws include provisions that may have the effect of discouraging, delaying or preventing a change of control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

     Board of Directors. Our certificate of incorporation and by-laws provide for the division of the board of directors into three classes, as nearly equal in size as possible, with staggered three-year terms. Approximately one-third of our board will be elected each year. Any director may be removed only for cause by the vote of 75% of the shares that are permitted to vote for the election of directors. Under our by-laws, any vacancy on our board of directors, however occurring, may only be filled by vote of a majority of our directors then in office even if less than a quorum. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

     Notice Procedures. Our by-laws provide that for nominations to our board of directors or for other business to be properly brought by a stockholder before an annual meeting of stockholders, the stockholder must first have given timely notice of the matter in writing to our Secretary. To be timely, a notice of nominations or other business to be brought before an annual meeting must be delivered (1) between 60 and 90 days before the date that is the one year anniversary of the date of the preceding year’s annual meeting; or (2) if the date of the current year’s annual meeting is more than 20 days before or 60 days after the anniversary date described in (1), then notice must be given no earlier than 90 days before the meeting and no later than 60 days prior to such meeting or 10 days following the day on which public announcement of such meeting is first made, whichever is later. The notice must contain, among other things, information about the stockholder delivering the notice and, as applicable, background information about each nominee or a description of the proposed business to be brought before the meeting. Our by-laws may have the effect of precluding the consideration of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

     No Stockholder Action by Written Consent; Special Meeting of Stockholders. Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders of may be taken only at a duly called annual or special meeting of the stockholders. Special meetings may be called only by the board of directors, the Chairman of the board of directors or the President of Open Solutions. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making an offer to our stockholders for the common stock, because even if the person or entity who makes the offer acquired a majority of our outstanding voting securities, that person or entity would be unable to call a special meeting of the stockholders and would further be unable to obtain unanimous written consent of the stockholders. As a result, any meeting as to matters they endorse, including the election of new directors or the approval of a merger, would have to wait for the next duly called stockholders meeting.

     Supermajority Voting. The Delaware General Corporation Law provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless the corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation requires the affirmative vote of the holders of at least 75% of our outstanding voting stock to amend or repeal any of the provisions of our certificate of incorporation described above, and the affirmative vote of the holders of at least a majority of the outstanding voting stock to reduce the number of authorized shares of common stock and preferred stock. A 75% vote is also required to amend or repeal any of our by-law provisions described above. The 75% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series of preferred stock that might be outstanding at the time any of these amendments are submitted to stockholders. Our by-laws may also be amended or repealed by a majority vote of our board of directors.

     Authorized but Unissued or Undesignated Capital Stock. Subject to the limitations prescribed by law, our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The issuance of preferred stock, while providing flexibility in connection with possible financings or acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

     Limitation of Director Liability. Our certificate of incorporation limits the liability of our directors (in their capacity as directors, but not in their capacity as officers) to us or our stockholders to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders,

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law,

•	under Section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock purchases or redemptions, or for any transaction from which the director derived an improper personal benefit.

     Indemnification Arrangements. Our certificate of incorporation provides that our directors and officers shall be indemnified and provides for the advancement to them of expenses in connection with actual or threatened proceedings and claims arising out of their status as a director or officer. We have also entered into indemnification agreements with each of our directors and officers.

Registration Rights

     On March 17, 2000, we entered into an Amended and Restated Investors’ Rights Agreement with all of the holders of Series A-1 preferred stock, Series A-2 preferred stock, Series B preferred stock, Series C preferred stock, Series D preferred stock and Series E preferred stock, and the holders of 3,336,911 of the 3,358,371 shares of Series F preferred stock then outstanding. All shares of preferred stock converted into shares of common stock on December 2, 2003, the date of the closing of our initial public offering.

     Demand Registrations. The parties to the investors’ rights agreement holding shares of common stock with an anticipated gross offering price of at least $5.0 million may request registration of their shares of common stock. We are obligated to effect only two registrations pursuant to such a request by holders of registration rights. We are not obligated to effect a demand registration under the investors’ rights agreement during the period starting with the date 60 days prior to the filing of, and ending on a date 180 days following effectiveness of, a registration subject to the piggyback registration rights described below.

     Piggyback Registration Rights. The parties to the investors’ rights agreement have unlimited rights to request that their shares be included in any company-initiated registration of common stock, other than registrations of employee benefit plans or convertible debt, including the notes and the shares of common stock issuable upon conversion of the notes.

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     Form S-3 Registrations. Holders of one-third or more of the shares having registration rights under the investors’ rights agreement may request in writing that we effect a registration of their shares on Form S-3, provided that the gross offering price of the shares to be so registered in each such registration exceeds $2 million.

     Future Grants of Registration Rights. Without the consent of at least a majority of the then outstanding registrable securities held by parties to the investors’ rights agreement, we may not, among other things, grant further registration rights which would be on equal or more favorable terms than the registration rights provided for in the investors’ rights agreement.

     Transferability. The registration rights granted under the investors’ rights agreement are transferable upon transfer of the underlying securities and notice by the holder to us of the transfer, provided that the transferee or assignee, after the transfer or assignment, holds at least 68,966 shares eligible for registration and assumes the rights and obligations of the transferor for such shares. The transferee or assignee must also agree in writing to be bound by the terms of the investors’ rights agreement.

     Termination. The registration rights granted under the investors’ rights agreement will terminate on December 2, 2008. In addition, the terms of the investors’ rights agreement may only be amended or waived with the written consent of us and holders of a majority of the shares that are subject to the investors’ rights agreement.

Listing

     Our common stock is quoted on the NASDAQ National Market under the symbol “OPEN.”

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion describes the material United States federal income tax consequences of the purchase, ownership and disposition of the notes and of our common stock into which the notes may be converted.

     This summary is based on the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect. Persons considering the purchase of the notes are urged to consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     This discussion applies only to holders that hold the notes and our common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers and certain traders in securities;

•	persons holding the notes or our common stock as part of a “straddle,” “hedge,” “conversion,” “constructive sale,” or similar transaction;

•	United States Holders (as defined below) whose functional currency is not the United States dollar;

•	certain former citizens or residents of the United States;

•	partnerships or other entities classified as partnerships for United States federal income tax purposes; and

•	persons subject to the alternative minimum tax.

Tax Consequences to United States Holders

     As used herein, the term “United States Holder” means a beneficial owner of a note or our common stock that is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) a valid election is in place to treat the trust as a United States person.

     As used in this discussion, the term “Non-United States Holder” means a beneficial owner of a note or our common stock that is not a United States Holder, and is further defined below. Special rules apply to Non-United States Holders, as discussed below in “— Tax Consequences to Non-United States Holders.”

Taxation of Interest

     Interest income generally is taxed as ordinary income for United States federal income tax purposes. Cash interest paid on the notes will be included in ordinary income in the manner described below under “— Tax Consequences to United States Holders — Original Issue Discount.”

Original Issue Discount

     The notes will have original issue discount for United States federal income tax purposes, which we refer to as “Tax OID.” As a result, a United States Holder will be subject to special rules relating to the taxation of the cash interest on the notes and the original issue discount on the notes described above under “Description of Notes — General.” Tax OID is different from the original issue discount under the terms of the notes described in “Description of Notes — General.” Tax OID is calculated and taxed as described below.

     The Tax OID on a note will equal the excess of a note’s “stated redemption price at maturity” over its “issue price.” The issue price is the first price at which a substantial amount of notes are sold for money (excluding sales to bond houses, brokers or similar persons or organizations acting as underwriters, placement agents or wholesalers). The stated redemption price at maturity of a note will include all payments of principal and cash interest on the note. Because the notes provide for payment of cash interest only through 2012, the cash interest will be included in the stated redemption price at maturity and accordingly taxed to United States Holders as part of the Tax OID accrued on the note, as described below. That cash interest will not be taxed again when accrued or paid, regardless of the holder’s method of accounting for tax purposes. In each year after 2012, a United States Holder will continue to accrue Tax OID, even if the holder does not receive payments of cash interest in those years.

     A United States Holder generally must include Tax OID in ordinary income for United States federal income tax purposes on an annual basis under a constant yield accrual method, as described below, regardless of the holder’s regular method of tax accounting. As a result, the holder will be required to include Tax OID in income in advance of the receipt of cash payments attributable to that income. A United States Holder’s tax basis in the notes will be increased by the Tax OID included in income and decreased by each payment received. As a result, a United States Holder’s adjusted tax basis in the notes generally will be such notes’ accreted principal amount (the sum of the issue price and the accrued original issue discount under the terms of the notes described in “Description of Notes — General”).

     The amount of Tax OID includible in a United States Holder’s income for a taxable year is the sum of the “daily portions” of Tax OID with respect to the note for each day during the taxable year or portion thereof in which the holder holds the note, which we refer to as “accrued Tax OID.” A daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the Tax OID that accrued in that period. The “accrual period” of a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The amount of Tax OID that accrues with respect to any accrual period is the product of the note’s adjusted issue price at the beginning of the accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the period. The “adjusted issue price” of a note at the start of any accrual period is equal to its issue price, increased by the accrued Tax OID for each prior accrual period and reduced by any payments of cash interest and principal made on such note.

Possible Effect of Liquidated Damages or the Make Whole Premium

     If the amount or timing of any payments on a note is contingent, the note could be subject to special rules that apply to contingent payment debt instruments. These rules generally require a United States Holder to accrue interest income at a rate higher than the stated interest rate on the note and to treat as ordinary income (rather than capital gain) any gain recognized on a sale, exchange, repurchase or retirement of the note before the resolution of the contingencies.

     If the notes are not registered with the SEC within prescribed time periods or in certain other circumstances described above in “Description of Notes — Registration Rights”, holders will be entitled to liquidated damages. Also, as described above in “Description of Notes — Conversion Rights — Conversion Upon a Change of Control,” holders could be entitled to receive a make whole premium under certain circumstances involving a change of control. Notwithstanding the possibility of such contingent payments, under applicable Treasury Regulations, payments on a note that are subject to either a remote or incidental contingency may be ignored. We believe that the prospect of the foregoing payments being made should be considered as a remote and/or incidental contingency so that the payments should be ignored.

     Therefore, for purposes of filing tax or information returns with the Internal Revenue Service, which we refer to as the “IRS,” we will not treat the notes as contingent payment debt instruments. Our determination that the notes are not contingent payment debt instruments is binding on each holder unless the holder explicitly discloses in the manner required by applicable Treasury Regulations that its determination is different from ours. Our determination is not, however, binding on the IRS. It is possible that the IRS may make a different determination, in which case the timing and amount of income inclusions by a holder may be affected. This discussion assumes that the notes are not subject to the contingent payment debt instrument rules.

     If we pay liquidated damages on the notes, United States Holders will be required to recognize additional interest income. If we pay a make whole premium, the premium could be treated as capital gain under the rules described below under “— Tax Consequences to United States Holders — Sale, Exchange, Repurchase or Retirement of Notes” or, if paid in shares of our common stock, the premium could be subject to the rules described below under “— Tax Consequences to United States Holders — Conversion of Notes.”

Market Discount

     A United States Holder that acquires a note, other than at original issue, at a price less than the note’s adjusted issue price may be affected by the “market discount” rules of the Code. The “adjusted issue price” of a note generally is the note’s issue price plus the total amount of Tax OID included in income with respect to the note before it was acquired by the United States Holder. Subject to a de minimis exception, the market discount rules generally require a United States Holder who acquires a note at a market discount to treat any principal payment on the note and any gain recognized on any disposition of the note as ordinary income to the extent of the accrued market discount not previously included in income at the time of such payment or disposition. In general, the amount of market discount that has accrued is determined on a straight-line basis over the remaining term of the note as of the time of acquisition, or, at the election of the holder, on a constant yield basis. Such an election applies only to the note with respect to which it is made and may not be revoked.

     A United States Holder of a note acquired at a market discount also may elect to include the market discount in income as it accrues. If a United States Holder so elects, the rules discussed above with respect to ordinary income recognition resulting from the payment of principal on a note or the disposition of a note would not apply, and the holder’s tax basis in the note would be increased by the amount of the market discount included in income at the time it accrues. This election would apply to all market discount obligations acquired by the United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

     A United States Holder may be required to defer until maturity of the note (or, in certain circumstances, its earlier disposition) the deduction of all or a portion of the interest expense attributable to debt incurred or continued to purchase or carry a note with market discount, unless the holder elects to include market discount in income on a current basis.

     Upon the conversion of a note into our common stock, any accrued market discount on the note not included in income will be carried over to the common stock received upon conversion of the note, and any gain recognized upon the disposition of such common stock will be treated as ordinary income to the extent of such accrued market discount.

Acquisition Premium

     In general, if a United States Holder acquires a note at a price that is less than or equal to the sum of all amounts payable on the note after the purchase date and greater than the note’s adjusted issue price, the holder will acquire the note with an “acquisition premium.” For this purpose, the “adjusted issue price” of a note generally is the note’s issue price plus the total amount of Tax OID included in income with respect to the note before it was acquired by the United States Holder. If a United States Holder acquires a note with an “acquisition premium,” then amount of Tax OID includible in income by the holder is reduced based on an “acquisition premium fraction” determined under applicable Treasury Regulations. Alternatively, such holder may elect to compute accruals of Tax OID by treating the purchase as a purchase at original issue and applying the mechanics of the constant yield method, as described above under “— Tax Consequences to United States Holders — Original Issue Discount.”

Sale, Exchange, Repurchase or Retirement of Notes

     Upon a sale, exchange, repurchase or retirement of a note (other than a conversion into our common stock or a combination of cash and our common stock), a United States Holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, repurchase or retirement and such United States Holder’s adjusted tax basis in the note. A

United States Holder’s adjusted tax basis in a note generally will be equal to the holder’s purchase price for the note, increased by the amount of Tax OID and accrued market discount previously included in the holder’s taxable income (including in the tax year of disposition), and decreased by the amount of payments of cash interest and principal to the holder.

     Subject to the discussion above regarding market discount, gain or loss recognized on the sale, exchange, repurchase or retirement of a note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the sale, exchange, repurchase or retirement, the note has been held for more than one year. The deductibility of capital losses is subject to limitations. A United States Holder who sells the notes at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS.

Conversion of Notes

     Upon conversion of the notes, we may deliver solely shares of our common stock, solely cash or a combination of cash and shares of our common stock, as described above under “Description of Notes — Conversion Rights.”

     If we deliver solely cash upon conversion of the notes, the conversion will result in the same tax consequences as a repurchase of the notes, as described above in “— Tax Consequences to United States Holders — Sale, Exchange, Repurchase or Retirement of Notes.” If we deliver solely shares of our common stock or a combination of cash and shares of our common stock upon conversion of the notes and the notes qualify as “securities” for tax purposes, the conversion should qualify as a recapitalization for United States federal income tax purposes (although there can be no assurance that the IRS will not challenge this conclusion). Although the characterization of the notes as “securities” is not free from doubt, the notes should qualify as “securities.” United States Holders should consult their own tax advisors regarding the determination of whether or not the conversion qualifies as a recapitalization.

     Subject to the discussion above regarding market discount, if we deliver solely shares of our common stock or a combination of cash (other than cash received in lieu of a fractional share) and shares of our common stock upon conversion of the notes, and the conversion qualifies as a recapitalization, a United States Holder should recognize capital gain, but not loss, equal to the lesser of (1) the sum of the fair market value of the shares of our common stock received and the amount of cash, if any, received less the holder’s adjusted tax basis in the notes and (2) the amount of cash received, if any. For purposes of the foregoing, any cash received in lieu of a fractional share will not be taken into account. Subject to the discussion above regarding market discount, the receipt of cash in lieu of a fractional share of our common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the United States Holder’s tax basis attributable to the fractional share).

     In some circumstances, a portion of the taxable gain may be treated as a dividend. For purposes of this determination, a United States Holder would be treated as if the holder had exchanged the converted notes solely for our common stock and then we immediately redeemed a portion of such shares for the cash actually received by the United States Holder. Gain will not be treated as a dividend if (1) the United States Holder’s interest in us is completely redeemed, (2) the United States Holder satisfies a “substantially disproportionate” redemption test by reducing the holder’s percentage interest in us by more than 20% provided that the holder owns less than 50% of the voting power of our stock or (3) the United States Holder otherwise demonstrates that the receipt of cash and our common stock upon a conversion is “not essentially equivalent to a dividend” by reason of having a “meaningful reduction” in the holder’s interest in us. The IRS has indicated that even a small reduction in the proportionate interest of a small minority stockholder in a publicly-held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” For purposes of these tests, a United States Holder is treated as constructively owning stock in certain circumstances, including if the holder has an option or other right to purchase our stock or if the holder bears certain relationships to another owner of our stock (such as owning 50% or more of the value of the stock in a corporation that owns, actually or constructively, our stock, or being an individual shareholder that is a member of the family of another shareholder). United States Holders should consult their own tax advisors to determine whether their receipt of cash pursuant to a conversion will be treated as a capital gain or a dividend.

     If the conversion qualifies as a recapitalization, the United States Holder’s tax basis in the shares of our common stock received should be the same as the United States Holder’s tax basis in the notes converted, less the amount of the basis attributable to a fractional share and the amount of cash received, if any (except for cash received in lieu of a fractional share), and increased by the amount of gain recognized (other than gain with respect to a fractional share). The United States Holder’s holding period for the shares of common stock received will include the holding period of the notes converted.

     If the conversion of notes for a combination of cash and shares of our common stock does not qualify as a recapitalization (or as an otherwise nontaxable transaction), a United States Holder would recognize gain or loss as discussed above under “— Tax Consequences to United States Holders — Sale, Exchange, Repurchase or Retirement of Notes.”

Constructive Dividends

     We may adjust the conversion rate of the notes in certain circumstances, either at our discretion or pursuant to the terms of the indenture. A change in the conversion rate that allows United States Holders of notes to receive more shares of common stock on conversion, or in some circumstances a failure to make a change in the conversion rate, may increase those noteholders’ proportionate interests in our earnings and profits or assets. In that case, those noteholders will be treated as though they received a dividend in the form of our stock. Such a constructive stock dividend could be treated as a taxable dividend to United States Holders. A taxable constructive stock dividend would result to United States Holders of notes, for example, if the conversion rate were adjusted to compensate noteholders for distributions of cash or property to our shareholders. Not all changes in conversion rate that allow noteholders to receive more stock on conversion, however, increase the noteholders’ proportionate interests in the company. For instance, a change in conversion rate could simply prevent the dilution of the noteholders’ interests upon a stock split or other change in capital structure. Changes of this type, if made under a bona fide, reasonable adjustment formula, are not treated as taxable constructive stock dividends. On the other hand, if an event occurs that dilutes the noteholders’ interests and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our shareholders could be treated as a taxable stock dividend to the shareholders. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion rate would be treated in the same manner as dividends paid in cash or other property. Such dividends would result in ordinary income to the recipient, to the extent of our current and accumulated earnings and profits, with any excess treated as a nontaxable return of capital or as capital gain, even though the recipient did not actually receive cash, common stock or other property.

Taxation of Distributions on Common Stock

     Distributions, if any, paid on our common stock after a conversion, other than certain pro rata distributions of common shares, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits (as determined under United States federal income tax principles) and will be includible in income by the United States Holder and taxable as ordinary income when received or accrued, in accordance with such United States Holder’s method of accounting. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the United States Holder’s investment, up to the United States Holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain. If the United States Holder is a United States corporation, it generally would be able to claim a deduction equal to a portion of any dividends received.

     Dividends received by noncorporate United States Holders on common stock may be subject to United States federal income tax at lower rates than other types of ordinary income if certain holding period requirements and other conditions are met. United States Holders should consult their own tax advisors about their particular circumstances.

Sale or Other Disposition of Common Stock

     Unless a nonrecognition provision applies, and subject to the discussion above regarding market discount, gain or loss realized by a United States Holder on the sale or other disposition of our common stock received upon conversion of a note will be recognized as capital gain or loss for United States federal income tax purposes, and will be long-term capital gain or loss if the United States Holder held the common stock for more than one year. The amount of the United States Holder’s gain or loss will be equal to the difference between the United States Holder’s tax basis in the common stock disposed of and the amount realized on the disposition. A United States Holder who sells the stock at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS.

Tax Consequences to Non-United States Holders

     As used herein, the term “Non-United States Holder” means a beneficial owner of a note or our common stock that is, for United States federal income tax purposes:

•	an individual who is classified as a nonresident alien for United States federal income tax purposes;

•	a foreign corporation; or

•	a foreign estate or trust the income of which is not subject to United States federal income taxation regardless of its source.

Taxation of Interest and Tax OID

     Subject to the discussion below regarding backup withholding in “— Tax Consequences to Non-United States Holders — Backup Withholding and Information Reporting”, interest income and accrued Tax OID on the notes will be exempt from United States federal income and withholding tax, provided that:

•	the Non-United States Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving certain types of interest,

•	the certification requirement described below has been fulfilled with respect to the Non-United States Holder, and

•	such interest is not effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States.

     The certification requirement referred to above will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8BEN (or an appropriate substitute form), under penalties of perjury, that it is not a United States person and provides its name and address.

     Interest income and accrued Tax OID on the notes that is not exempt from United States federal income and withholding tax generally will be subject to United States withholding tax at a 30% rate when paid, subject to reduction by an applicable treaty, unless such income is effectively connected income as described below in “— Tax Consequences to Non-United States Holders — Effectively Connected Income”.

     Liquidated damages received by a Non-United States Holder if the notes are not registered with the SEC within prescribed time periods or in certain other circumstances described above in “Description of Notes — Registration Rights” may not be exempt from United States withholding tax as described above. Holders should consult with their own tax advisors regarding such determination.

Sale, Exchange or Other Disposition of Notes or Common Stock

     Subject to the discussion below regarding backup withholding, a Non-United States Holder generally will not be subject to United States federal income and withholding tax on gain realized on a sale, exchange or other disposition (other than a conversion into our common stock, which is described below under “— Tax Consequences to Non-United States Holders — Conversion of Notes”), unless:

•	the gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States,

•	in the case of a Non-United States Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the sale, exchange or disposition and certain other conditions are met,

•	the Non-United States Holder is subject to Code provisions applicable to certain United States expatriates, or

•	we are or have been a United States real property holding corporation for United States federal income tax purposes at any time within the shorter of the five-year period preceding such sale or other disposition, or the period such holder held the notes or common stock; however, as long as our common stock is regularly traded on an established securities market, only Non-United States Holders who have held more than 5% of such class of stock at any time during such five-year or shorter period would be subject to taxation under this rule. We believe that we are not, and we do not anticipate becoming, a United States real property holding corporation for United States federal income tax purposes, although there can be no assurance that we will not become such a corporation.

Conversion of Notes

     If we deliver solely shares of our common stock, solely cash or a combination of cash and shares of our common stock upon conversion of the notes, as described above under “Description of Notes — Conversion Rights.” Non-United States Holders generally will not be subject to United States federal income and withholding tax to the extent a note is converted into shares of our common stock. However, gain realized by a Non-United States Holder with respect to the conversion of a note into cash or upon the receipt of cash in lieu of a fractional share of our common stock generally will be subject to the rules described above under “— Tax Consequences to Non-United States Holders — Sale, Exchange or Other Disposition of Notes or Common Stock.” If a portion of the taxable gain is treated as a dividend, as described above under “— Tax Consequences to United States Holders — Conversion of Notes,” such portion of the gain will be subject to the rules described below under “— Tax Consequences to Non-United States Holders — Constructive Dividends on Notes and Distributions on Common Stock.”

Constructive Dividends on Notes and Distributions on Common Stock

     If a Non-United States Holder of a note were deemed to have received a constructive dividend (see “— Tax Consequences to United States Holders — Constructive Dividends” above), the Non-United States Holder generally will be subject to United States withholding tax at a 30% rate, subject to reduction by an applicable treaty, on the taxable amount of the dividend unless such income is effectively connected income as described below in “— Tax Consequences to Non-United States Holders — Effectively Connected Income”. In addition, dividends paid to a Non-United States Holder of our common stock generally will be subject to United States withholding tax at a 30% rate, subject to reduction under an applicable treaty, unless such income is effectively connected income as described below in “— Tax Consequences to Non-United States Holders — Effectively Connected Income”. In order to obtain a reduced rate of withholding, a Non-United States Holder will be required to provide a properly executed IRS Form W-8BEN (or an appropriate substitute form) certifying its entitlement to benefits under a treaty. A Non-United States Holder who is subject to withholding tax under such circumstances should consult his own tax advisor as to whether he can obtain a refund for all or a portion of the withholding tax.

Effectively Connected Income

     If a Non-United States Holder of a note or of our common stock is engaged in a trade or business in the United States, and if interest income and accrued Tax OID on the note, gain realized on a sale, exchange or other disposition of the note or of our common stock, or a dividend (including a constructive dividend) on the note or on our common stock, is effectively connected with the conduct of the trade or business, the Non-United States Holder, although exempt from United States withholding tax, will generally be taxed in the same manner as a United States Holder (see “— Tax Consequences to United States Holders” above), except that the Non-United States Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. If a Non-United States Holder is eligible for the benefits of a tax treaty, any effectively connected income or gain will generally be subject to United States federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States. Non-United States Holders with effectively connected income or gain should consult their own tax advisors with respect to other tax consequences of the ownership of the note or of our common stock, including the possible imposition of a 30% branch profits tax.

United States Federal Estate Tax

     A note held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) will not be subject to United States federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and, at the time of the individual’s death, payments with respect to such note would not have been effectively connected with the conduct by such individual of a trade or business in the United States. Common stock held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) will be included in such individual’s estate for United States federal estate tax purposes, unless an applicable United States estate tax treaty otherwise applies.

     Non-United States Holders should consult with their tax advisors regarding United States federal, state, local and foreign tax consequences with respect to the notes and common stock, subject to a reduction under an applicable treaty.

Backup Withholding and Information Reporting

     Information returns may be filed with the IRS in connection with payments (including deemed payments) on the notes and the common stock and the proceeds from a sale or other disposition of the notes or the common stock. A United States Holder may be subject to United States backup withholding tax on these payments if it fails to provide its taxpayer identification number to the paying agent and to comply with certification procedures or otherwise establish an exemption from backup withholding. A Non-United States Holder may be subject to United States backup withholding tax on these payments unless the Non-United States Holder complies with certification procedures to establish that it is not a United States person. The amount of any backup withholding from a payment will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

SELLING SECURITYHOLDERS

Convertible Notes

     We originally sold the notes on February 2, 2005 to Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wachovia Capital Markets, LLC, as initial purchasers. The initial purchasers of the notes have advised us that the notes were resold in transactions exempt from the registration requirements of the Securities Act to “qualified institutional buyers,” as defined in Rule 144A of the Securities Act. These subsequent purchasers, or their transferees, pledgees, donees, assignees or successors, may from time to time offer and sell any or all of the notes and/or shares of the common stock issuable upon conversion of the notes pursuant to this prospectus.

     The following table sets forth:

          (1) the name of each selling securityholder who has provided us with notice as of the date of this prospectus pursuant to the registration rights agreement of their intent to sell or otherwise dispose of notes and/or shares of common stock issuable upon conversion of the notes pursuant to the registration statement;

          (2) the principal amount of notes and the number of shares of our common stock issuable upon conversion of the notes which they may sell from time to time pursuant to the registration statement; and

          (3) the amount of outstanding notes and our common stock beneficially owned by the selling securityholder prior to the offering, assuming no conversion of the notes.

     To our knowledge, no selling securityholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates, during the three years prior to the date of this prospectus.

     A selling securityholder may offer all or some portion of the notes and shares of the common stock issuable upon conversion of the notes. Accordingly, no estimate can be given as to the amount or percentage of notes or our common stock that will be held by the selling securityholders upon termination of sales pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or disposed of all or a portion of their notes since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.

     The percentage of notes outstanding beneficially owned by each selling securityholder is based on $270,000,000 aggregate principal amount at maturity of notes outstanding. The number of shares of common stock issuable upon conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each selling securityholder at the initial conversion rate of 18.3875 shares of common stock per $1,000 principal amount at maturity of notes.

	Principal
	Amount of Notes
	Beneficially			Common Stock
	Owned and		Common Stock	Owned After
	Offered Hereby	Percentage of Notes	Owned Prior to	Completion of the
Name	($)	Outstanding	Offering (1)	Offering
1976 Distribution Trust FBO A.R. Lauder/Zinterhofer (18)	6,000	*	110	0
2000 Revocable Trust FBO A.R. Lauder/Zinterhofer (18)	6,000	*	110	0
Advent Convertible Master (Cayman) L.P. (18)	6,514,000	2.41%	119,776	0
AHFP Context (36)	350,000	*	6,436	0
Akela Capital Master Fund, LTD (32)	16,200,000	6.00%	297,878	0
Alcon Laboratories (18)	388,000	*	7,134	0
Alexandra Global Master Fund, LTD (9)	7,500,000	2.78%	137,906	0
Aloha Airlines Non-Pilots Pension Trust (7)	80,000	*	1,471	0
Aloha Pilots Retirement Trust (7)	50,000	*	919	0
Alscott Investments, LLC (46)	3,100,000	1.15%	57,001	0
Arkansas PERS (7)	1,665,000	*	30,615	0
Arlington County Employees Retirement System (18)	624,000	*	11,474	0
Asante Health Systems (18)	121,000	*	2,225	0
AstraZeneca Holdings Pension (7)	495,000	*	9,102	0
Attorney’s Title Insurance Fund (7)	155,000	*	2,850	0

	Principal
	Amount of Notes
	Beneficially			Common Stock
	Owned and		Common Stock	Owned After
	Offered Hereby	Percentage of Notes	Owned Prior to	Completion of the
Name	($)	Outstanding	Offering (1)	Offering
Aventis Pension Master Trust (8)	310,000	*	5,700	0
B.C. McCabe Foundation (4)	60,000	*	1,103	0
BNP Paribas Equity Strategies, SNC (2)(28)	6,855,000	2.54%	27,861	1,815
Boilermakers Blacksmith Pension Trust (7)	2,065,000	*	37,970	0
Boilermakers Blacksmith Pension Trust (8)	2,100,000	*	38,614	0
C & H Sugar Company Inc. (7)	100,000	*	1,839	0
CALAMOS Convertible Fund – CALAMOS Investment Trust (8)	11,500,000	4.26%	211,456	0
CEMEX Pension Plan (8)	145,000	*	2,666	0
Chrysler Corporation Master Retirement Trust (2)(20)	5,965,000	2.21%	109,681	0
Citadel Equity Fund Ltd. (2)(17)	19,250,000	7.13%	353,959	0
City and County of San Francisco Retirement System (18)	1,382,000	*	25,412	0
City of New Orleans (18)	114,000	*	2,096	0
City of Shreveport (LA) Employees Retirement System (4)	80,000	*	1,471	0
City of Stamford Police Pension Plan (46)	500,000	*	9,194	0
City University of New York (18)	128,000	*	2,354	0
CNH CA Master Account, L.P. (10)	21,500,000	7.96%	395,331	0
The Cockrell Foundation (8)	80,000	*	1,471	0
Coda Capital Management, LLC (37)	884,000	*	16,255	0
Commissioners of the Land Office (4)	310,000	*	5,700	0
Context Convertible Arbitrage Fund, LP (31)	1,650,000	*	30,339	0
Context Convertible Arbitrage Offshore, Ltd. (31)	5,475,000	2.03%	100,672	0
Convertible Securities Fund (21)	20,000	*	368	0
CooperNeff Convertible Strategies (Cayman) Master Fund, LP (28)	2,470,000	*	45,417	0
DaimlerChrysler Corp. Emp #1 Pension Plan DTD 4/1/89	6,565,000	2.43%	120,714	0
DBAG London (2)(38)	9,200,000	3.41%	169,165	0
Delaware PERS (19)	2,098,000	*	38,577	0
Delta Airlines Master Trust (7)	470,000	*	8,642	0
Delta Airlines Master Trust – CV (2)(20)	1,045,000	*	19,215	0
Delta Pilots Disability and Survivorship Trust (8)	435,000	*	7,999	0
Delta Pilots Disability and Survivorship Trust – CV (2)(20)	590,000	*	10,849	0
Deutsche Bank Securities Inc. (3)(39)	400,000	*	7,355	0
DKR SoundShore Oasis Holding Fund Ltd. (6)	1,000,000	*	18,388	0
DKR SoundShore Strategic Holding Fund Ltd. (5)	1,000,000	*	18,388	0
Dorinco Reinsurance Company (8)	900,000	*	16,549	0
Duke Endowment (7)	445,000	*	8,182	0
Elizabeth D. Bruce Trust (37)	63,000	*	1,158	0
Family Service Life Insurance Co. (2)(24)	200,000	*	3,678	0
Florida Power and Light Group Employee Pension Plan (30)	965,000	*	17,774	0
F.M. Kirby Foundation, Inc. (2)(20)	890,000	*	16,365	0
The Fondren Foundation (8)	75,000	*	1,379	0
Forest Fulcrum Fund L.P. (3)(26)	82,000	*	1,508	0
Forest Global Convertible Fund, Ltd., Class A-5 (26)	177,000	*	3,255	0
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio (26)	103,000	*	1,894	0
Franklin and Marshall College (30)	315,000	*	5,792	0
Gartmore Convertible Fund (37)	784,000	*	14,416	0
Grace Convertible Arbitrage Fund, Ltd. (27)	7,000,000	2.60%	128,713	0
Grady Hospital Foundation (18)	120,000	*	2,207	0
Guardian Life Insurance Co. (2)(24)	10,000,000	3.70%	183,875	0
Guardian Pension Trust (2)(24)	800,000	*	14,710	0
Hallmark Convertible Securities Fund (7)	100,000	*	1,839	0
Hawaiian Airlines Employees Pension Plan – IAM (7)	30,000	*	552	0
Hawaiian Airlines Pension Plan for Salaried Employees (7)	5,000	*	92	0
Hawaiian Airlines Pilots Retirement Plan (7)	90,000	*	1,655	0
HFRCA Global Opportunity Trust (26)	73,000	*	1,342	0
HFRCA Opportunity Trust (18)	326,000	*	5,994	0
HFR RVA Select Performance Master Trust (26)	17,000	*	313	0
Highbridge International LLC (33)	10,000,000	3.70%	183,875	0
ICI American Holdings Trust (7)	360,000	*	6,620	0
Independence Blue Cross (18)	626,000	*	11,511	0
ING Convertible Fund (47)	3,690,000	1.37%	125,550	57,700
ING VP Convertible Portfolio (47)	188,000	*	6,357	2,900
Intl. Truck & Engine Corp. Non-Contributory Retirement Plan Trust (4)	370,000	*	6,803	0
Intl. Truck & Engine Corp. Non-Contributory Retirement Plan Trust (2)(20)	675,000	*	12,411	0
Intl. Truck & Engine Corp. Retiree Health Benefit Trust (2)(20)	265,000	*	4,873	0
Intl. Truck & Engine Corp. Retirement Plan for Salaried Employees Trust (4)	600,000	*	11,033	0
Intl. Truck & Engine Corp. Retirement Plan for Salaried Employees Trust (2)(20)	650,000	*	11,952	0
James Mellor Trust (37)	53,000	*	975	0
KBC Financial Products USA, Inc. (3)(11)	2,030,000	*	37,327	0

	Principal
	Amount of Notes
	Beneficially			Common Stock
	Owned and		Common Stock	Owned After
	Offered Hereby	Percentage of Notes	Owned Prior to	Completion of the
Name	($)	Outstanding	Offering (1)	Offering
KeySpan Foundation (4)	30,000	*	552	0
KeySpan Insurance Company (4)	45,000	*	827	0
Knoxville Utilities Board Retirement System (8)	140,000	*	2,574	0
Laurel Ridge Capital LP (22)	1,000,000	*	18,388	0
Linden Capital LP (14)	2,000,000	*	36,775	0
LLT Limited (34)	41,000	*	754	0
Lord Abbett Investment Trust – LA Convertible Fund (4)	1,115,000	*	20,502	0
Louisiana Workers’ Compensation Corporation (8)	400,000	*	7,355	0
Lyxor/Context Fund LTD (2)(36)	1,150,000	*	21,146	0
Lyxor Convertible A.b. Fund (18)	598,000	*	10,996	0
Lyxor Convertible Arbitrage Fund Limited (28)	1,087,000	*	19,987	0
Lyxor/Forest Fund Limited (26)	190,000	*	3,494	0
Macomb County Employees’ Retirement System (8)	325,000	*	5,976	0
Merrill Lynch, Pierce, Fenner & Smith Incorporated (3)(35)	4,767,000	1.77%	87,653	0
Microsoft Corporation (2)(20)	490,000	*	9,010	0
Morgan Stanley Convertible Securities Trust (3)(44)	1,000,000	*	18,388	0
Motion Picture Industry Health Plan – Active Member Fund (2)(20)	115,000	*	2,115	0
Motion Picture Industry Health Plan – Retiree Member Fund (2)(20)	80,000	*	1,471	0
Richard Mueller (37)	58,000	*	1,066	0
Municipal Employees (18)	249,000	*	4,578	0
National Bank of Canada (31)	1,375,000	*	25,283	0
National Fuel & Gas Company Retirement Plan (4)	210,000	*	3,861	0
Nations Convertible Securities Fund (21)	5,480,000	2.03%	100,764	0
New Orleans Firefighters Pension/Retired Fund (18)	77,000	*	1,416	0
Nuveen Preferred & Convertible Fund JQC (7)	7,885,000	2.92%	144,985	0
Nuveen Preferred & Convertible Income Fund JPC (7)	5,845,000	2.16%	107,475	0
Occidental Petroleum Corporation (18)	281,000	*	5,167	0
OCLC Online Computer Library Center Inc. (7)	45,000	*	827	0
OCM Convertible Trust (2)(20)	1,780,000	*	32,730	0
OCM Global Convertible Securities Fund (2)(20)	260,000	*	4,781	0
Partner Reinsurance Company Ltd. (2)(20)	1,040,000	*	19,123	0
PIMCO Convertible Fund (40)	500,000	*	9,194	0
Polaris Vega Fund L.P. (16)	11,525,000	4.27%	211,916	0
Policemen and Firemen Retirement System of the City of Detroit (18)	450,000	*	8,274	0
Pro-Mutual (18)	821,000	*	15,096	0
Prudential Insurance Co of America (2)(7)	95,000	*	1,747	0
Putnam Convertible Income-Growth Trust (2)(23)	4,000,000	1.48%	73,550	0
Qwest Occupational Health Trust (2)(20)	185,000		3,402	0
Rampart Enhanced Convertible Investors, LLC (30)	1,055,000	*	19,399	0
Salomon Brothers Asset Management, Inc. (2)(25)	18,600,000	6.89%	342,008	0
Singlehedge US Convertible Arbitrage Fund (28)	753,000	*	13,846	0
Southern Farm Bureau Life Insurance (7)	820,000	*	15,078	0
Sphinx Convertible Arbitrage SPC (26)	98,000	*	1,802	0
SPT (8)	2,100,000	*	38,614	0
State Employees’ Retirement Fund of the State of Delaware (2)(20)	1,445,000	*	26,570	0
State of Oregon / Equity (7)	4,700,000	1.74%	86,421	0
Sturgeon Limited (29)	1,185,000	*	21,789	0
Sunrise Partners Limited Partnership (2)(15)	7,525,000	2.79%	139,131	765
Syngenta AG (7)	210,000	*	3,861	0
TCW Group Inc. (41)	12,380,000	4.59%	227,637	0
Topaz Fund (2)(13)	16,500,000	6.11%	303,394	0
Total Fina Elf Finance USA, Inc. (4)	120,000	*	2,207	0
Trustmark Insurance (18)	291,000	*	5,351	0
UBS AG London f/b/o HFS (2)(12)	10,000,000	3.70%	183,875	0
UFJ International plc (45)	250,000	*	4,597	0
Union Carbide Retirement Account (8)	1,250,000	*	22,984	0
Univar USA Inc. Retirement Plan (8)	400,000	*	7,355	0
UnumProvident Corporation (2)(20)	560,000	*	10,297	0
Van Eck WW Abs Rtn. Fund (37)	150,000	*	2,758	0
Vanguard Convertible Securities Fund, Inc. (2)(20)	12,455,000	4.61%	229,016	0
Van Kampen Harbor Fund (3)(43)	1,500,000	*	27,581	0
Vermont Mutual Insurance Company (4)	60,000	*	1,103	0
Virginia Retirement System (2)(20)	510,000	*	9,378	0
Wachovia Capital Markets LLC (3)(42)	24,000	*	441	0
Zurich Institutional Benchmark Master Fund Ltd. (26)	129,000	*	2,372	0
Total:(48)	270,000,000	100.0%	5,027,805	63,180

*	Less than one percent.

(1)	Includes common stock issuable upon conversion of the notes at the initial conversion rate of 18.3875 of common stock per $1,000 principal amount of notes. Selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their notes, or acquired additional notes, since the date on which we were provided with the information regarding their notes in connection with transactions exempt from the registration requirements of the Securities Act. Accordingly, the information provided here for any particular securityholder may understate or overstate such securityholder’s current ownership. The aggregate principal amount of notes outstanding as of the date of this prospectus is $270,000,000, and the selling securityholders will not sell under this registration statement more than that amount.

(2)	The selling securityholder is an affiliate of a broker-dealer. See “Plan of Distribution” below.

(3)	The selling securityholder is a broker-dealer. See “Plan of Distribution” below.

(4)	Maren Lindstrom has voting power and investment control over the securities.

(5)	DKR Capital Partners L.P. (“DKR L.P.”) is the investment manager to DKR SoundShore Strategic Holding Fund Ltd. DKR LP and certain portfolio managers retained by it share voting power and investment control over the securities. Manan Rawal has trading authority over the securities.

(6)	DKR L.P. serves as the managing general partner of DKR Oasis Management Company L.P., the investment manager to DKR SoundShore Oasis Holding Fund Ltd. Seth Fischer has trading authority over the DKR SoundShore Oasis Holding Fund Ltd.

(7)	Ann Houlihan has voting power and investment control over the securities.

(8)	Nick Calamos has voting power and investment control over the securities.

(9)	Alexandra Investment Management, LLC (“Alexandra”) serves as investment adviser to Alexandra Global Master Fund, LTD and has voting power and investment control over the securities. Mikhail A. Filimonov and Dimitri Sogoloff are managing members of Alexandra. Alexandra and Messrs. Filimonov and Sogoloff disclaim beneficial ownership of the securities, except for their pecuniary interest therein.

(10)	CNH Partners, LLC is the Investment Advisor of the selling securityholder and has sole voting and dispositive power over the securities. The principals of CNH Partners, LLC are Robert Krail, Mark Mitchell and Todd Pulvino.

(11)	KBC Financial Products USA Inc. is an indirect wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Bank & Insurance Holding Company, N.V., a publicly-traded entity.

(12)	UBS AG London f/b/o HFS is a wholly-owned subsidiary of UBS AG, a publicly-traded entity.

(13)	Robert Marx has voting power and investment control over the securities.

(14)	Siu Min Wong has voting power and investment control over the securities.

(15)	S. Donald Sussman has voting power and investment control over the securities.

(16)	Gregory R. Levinson has voting power and investment control over the securities.

(17)	Citadel Limited Partnership (“Citadel”) is the trading manager of Citadel Equity Fund and consequently has investment discretion over the securities held by Citadel Equity Fund. Citadel disclaims beneficial ownership of the shares beneficially owned by Citadel Equity Fund. Kenneth C. Griffin indirectly controls Citadel and therefore has ultimate investment discretion over securities held by Citadel Equity Fund. Mr. Griffin disclaims beneficial ownership of the shares beneficially owned by Citadel Equity Fund.

(18)	Paul LaWonica has voting power and investment control over the securities.

(19)	Ann Houlihan has voting power and investment control over 970,000 of the securities and Paul LaWonica has voting power and investment control over 1,128,000 of the securities.

(20)	Oaktree Capital Management LLC (“Oaktree”) is the investment manager of the selling securityholders and holds voting power and investment control over the securities. Lawrence Keele, a principal of Oaktree, is the portfolio manager for the selling securityholders. Mr. Keele, Oaktree and all employees and members of Oaktree disclaim beneficial ownership of the securities, except for their pecuniary interest therein. The response set forth in this item is based solely upon Oaktree’s actual knowledge as of the date hereof without any inquiry.

(21)	Yanfang (Emma) Yan has voting power and investment control over the securities.

(22)	Laurel Ridge GP LLC is the general partner of Laurel Ridge Capital LP and has voting power and investment control over the securities. The members of Laurel Ridge GP LLC are Van Nguyen, John Illuzzi, Andrew Mitchell, Nathaniel Newlin, Timothy Walton and Venkatesh Reddy

(23)	Putnam Convertible Income-Growth Trust is managed by Putnam Investment Management, LLC, which is owned by Putnam, LLC, which is owned by Putnam Investments Trust, which is owned by March & McLennan Companies, Inc., a publicly-traded entity.

(24)	John Murphy has voting power and investment control over the securities.

(25)	Salomon Brothers Asset Management, Inc. is a wholly-owned subsidiary of Citigroup, a publicly-traded entity.

(26)	Scott Watson, the portfolio manager for Forest Investment Management, LLC, the registered investment advisor for the selling securityholder, has voting power and investment control over the securities.

(27)	Bradford Whitmore and Michael Brailov have voting power and investment control over the securities.

(28)	Christian Menestrier has voting power and investment control over the securities.

(29)	Christian Menestrier, as Chief Executive Officer of CooperNeff Advisors Inc. (“CooperNeff”), has investment control over the securities. Mr. Menestrier, as Chief Executive Officer of CooperNeff, shares voting power over the securities with Matthew S. Franksberg, Andrew M. Kain and Ian Dickson, authorized signatories of the selling securityholder.

(30)	Jack Feiler, Chief Investment Officer of Palisade Capital Management, LLC, the investment advisor for the selling securityholder, has voting power and investment control over the securities.

(31)	Michael Rosen and William Fertig have voting power and investment control over the securities.

(32)	Anthony B. Bosco has voting power and investment control over the securities.

(33)	Forest Investment Management LP (“Forest”) has sole voting control and shared investment control over the securities. Forest is wholly owned by Forest Partners II, the sole general partner of which is Michael A. Boyd Inc., which is solely owned by Michael A. Boyd.

(34)	Highbridge Capital Management is the trading advisor to the selling securityholder. Glenn Dubin and Henry Swieca, the principals of Highbridge Capital Management, hold voting power and investment control over the securities.

(35)	Merrill Lynch, Pierce, Fenner & Smith Incorporated is a publicly-traded entity.

(36)	Michael Rosen and William Fertig have voting power and investment control over the securities.

(37)	Jeremiah O’Grady has voting power and investment control over the securities.

(38)	Patrick Corrigan has voting power and investment control over the securities.

(39)	Deutsche Bank Securities Inc. is a publicly-traded entity.

(40)	Mark Hudoff has voting power and investment control over the securities.

(41)	Thomas Lyon has voting power and investment control over the securities.

(42)	Wachovia Capital Markets LLC is a wholly-owned subsidiary of Wachovia Corporation, a publicly-traded entity.

(43)	Van Kampen Asset Management is the Investment Adviser for Van Kampen Harbor Fund. Ellen Gold and David McLaughlin are the portfolio managers for Van Kampen Asset Management and have voting power and investment control over the securities.

(44)	Morgan Stanley Investment Advisors Inc. is the Investment Advisor for Morgan Stanley Convertible Securities Trust. Ellen Gold is the portfolio manager for Morgan Stanley Investment Advisors Inc. and has voting power and investment control over the securities.

(45)	Chris Roberts has voting power and investment control over the securities.

(46)	GEM Capital Management, Inc. is the investment advisor to the selling securityholder. Gerald Unterman is the president of GEM Capital Management, Inc. and has voting power and investment control over the securities.

(47)	Anu Sahai has voting power and investment control over the securities.

(48)	The sum of the listed principal amount of notes beneficially owned by holders exceeds $270,000,000 because certain of the holders have transferred notes pursuant to Rule 144A or otherwise reduced their position prior to selling pursuant to this prospectus. As a result, we have received beneficial ownership information from additional holders without corresponding updates from the holders that sold notes to such additional holders. The maximum principal amount of notes that may be sold under this prospectus will not exceed $270,000,000. Transferees, pledges, donees and successors of identified selling securityholders may be named by us in prospectus supplements.

PLAN OF DISTRIBUTION

     We are registering the notes and the shares of our common stock issuable upon conversion of the notes to permit public secondary trading of these securities by the holders from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the notes and the shares of our common stock issuable upon conversion of the notes covered by this prospectus.

     We will not receive any of the proceeds from the offering of the notes or the shares of our common stock issuable upon conversion of the notes by the selling securityholders. The term “selling securityholder” includes donees, pledges, transferees or other successors-in-interest selling notes and/or the underlying shares of our common stock received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling securityholders may pledge or grant a security interest in some or all of the notes or shares of common stock issuable upon conversion of the notes owned by them and, if they default in the performance of their secured obligations, the pledges or secured parties may offer and sell the notes or shares of common stock issuable upon conversion of the notes from time to time pursuant to this prospectus. The notes and shares of common stock issuable upon conversion of the notes may be sold from time to time directly by any selling securityholder or, alternatively, through underwriters, broker-dealers or agents. If notes or shares of common stock issuable upon conversion of the notes are sold through underwriters, broker-dealers or agents, the selling securityholder will be responsible for underwriting discounts or commissions or agents’ commissions.

     The notes or shares of common stock issuable upon conversion of the notes may be sold:

•	in one or more transactions at fixed prices;

•	at prevailing market prices at the time of sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

     Such sales may be effected in transactions, which may involve crosses or block trades or transactions in which the broker acts as agent for the seller and the buyer:

•	on any national securities exchange or U.S. interdealer system of a registered national securities association on which the notes or shares of common stock issuable upon conversion of the notes may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on a national securities exchange or U.S. interdealer system of a registered national securities association or in the over-the-counter market;

•	through the settlement of short sales; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

     In connection with sales of the notes or shares of common stock issuable upon conversion of the notes or otherwise, any selling securityholder may:

•	enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes or shares of common stock issuable upon conversion of the notes in the course of hedging the positions they assume;

•	enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of notes or shares of common stock issuable upon conversion of the notes, which the broker-dealer or other financial institutions may resell pursuant to this prospectus;

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions;

•	sell short and deliver notes or shares of common stock issuable upon conversion of the notes to close out the short positions; or

•	loan or pledge notes or shares of common stock issuable upon conversion of the notes to broker-dealers that in turn may sell the securities.

     The outstanding common stock is publicly traded on the NASDAQ National Market. We do not intend to apply for listing of the notes on NASDAQ or any securities exchange. Accordingly, we cannot assure that any trading market will develop or have any liquidity.

     Any selling stockholder identified in the selling stockholder table as a broker-dealer is deemed to be an underwriter in connection with the sale of the notes or the shares of common stock issuable upon conversion of the notes covered by this prospectus. The selling securityholders identified in the selling securityholder table as affiliates of broker-dealers have informed us that they purchased the notes in the ordinary course of business, and at the time of the purchase of the notes had no agreements or understandings, directly or indirectly, with any person to distribute the notes. To the extent that we become aware that any selling securityholder did not acquire its notes in the ordinary course of business or did have such an agreement or understanding, we will file an amendment to this registration statement to designate such affiliate as an “underwriter” within the meaning of the Securities Act.

     The selling securityholders and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the notes or the shares of common stock issuable upon conversion of the notes may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any commissions received by these broker-dealers, agents or underwriters and any profits realized by the selling securityholders on the resales of the notes or the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

     Any securities covered by this prospectus which qualify for sale pursuant to Rule 144, Rule 144A, or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A, or any of the other available exemptions rather than pursuant to this prospectus.

     There is no assurance that any selling securityholder will sell any or all of the notes or shares of common stock issuable upon conversion of the notes described in this prospectus, and any selling securityholder may transfer, devise or gift the securities by other means not described in this prospectus.

     We originally sold the notes to the initial purchasers in a private placement on February 2, 2005. We agreed to indemnify and hold the initial purchaser of the notes harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the notes by the initial purchaser. The registration rights agreement provides for us and the selling securityholders to indemnify each other against certain liabilities arising under the Securities Act.

     We agreed pursuant to the registration rights agreement to use our commercially reasonable efforts to keep the registration statement relating to this prospectus effective until the second anniversary of the date it is declared effective, or such earlier date when all of the securities covered by the registration statement have been sold pursuant to it, or cease to be outstanding or otherwise covered by the registration statement.

     The registration rights agreement provides that we may suspend the use of this prospectus in connection with sales of notes and shares of common stock issuable upon conversion of the notes by holders for a period not to exceed 45 days, or 60 days under some circumstances relating to a proposed or pending material business transaction, in any three-month period and not to exceed an aggregate of 120 days in any twelve-month period. We will bear the expenses of preparing and filing the registration statement and all post-effective amendments.

LEGAL MATTERS

     The validity of the notes and the shares of common stock issuable upon conversion of the notes offered hereby was passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts.

EXPERTS

     The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Open Solutions Inc. incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Open Solutions Inc. for the year ended December 31, 2005, and the audited historical financial statements of BIS LP Inc. incorporated in this Prospectus by reference to Amendment No. 1 to the Current Report on Form 8-K/A of Open Solutions Inc. dated March 3, 2006, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. We are required to file electronic versions of these documents with the SEC. Our reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a website that contains reports, proxy and information statements and other information, including electronic versions of our filings. The website address is http://www.sec.gov.

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

     This prospectus incorporates by reference some of the reports, proxy and information statements and other information that we have filed with the SEC under the Exchange Act. This means that we are disclosing important business and financial information to you by referring you to those documents. The information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those filings made after the date that we filed the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until all of the securities offered by this prospectus are sold. These documents may include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as the portions of our proxy statements incorporated by reference into our annual reports on Form 10-K. Specifically, this prospectus incorporates the following documents by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

•	Our Quarterly Report on Form 10-Q for the three month period ended March 31, 2006.

•	Our Current Reports on Form 8-K filed on: (1) January 31, 2006, (2) February 24, 2006, (3) March 1, 2006, (4) March 9, 2006, as amended on May 19, 2006, and (5) June 12, 2006.

•	The description of our common stock contained in our registration statement on Form 8-A, filed on October 22, 2003, as amended on November 17, 2003.

     Any statement made in a document incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     You may request, and we will provide at no cost, a copy of our filings with the SEC incorporated by reference in this prospectus. Requests for documents should be directed to David M. Henderson, Investor Relations, Open Solutions Inc., 455 Winding Brook Drive, Glastonbury, Connecticut, 06033, telephone: (860) 652-3155.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses Of Issuance And Distribution.

     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Registrant (except expenses incurred by the Selling Securityholders for brokerage fees, selling commissions and expenses incurred by the Selling Securityholders for legal services). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission filing fee	$31,779
Legal fees and expenses of the Company	40,000
Trustee’s fees and expenses	10,000
Accounting fees and expenses	55,000
Printing expenses	20,000

Total expenses	$156,779

Item 15. Indemnification Of Directors And Officers.

     Article SEVENTH of our Restated Certificate of Incorporation, as amended to date (the “Charter”) eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law and provides that no director of our company shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law statute prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

     Article EIGHTH of our Charter provides that each of our directors and officers (a) shall be indemnified by us against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of us) threatened or brought against him by virtue of the fact that he is, or has agreed to serve as, a director or officer of our company or is serving in the position of director, officer, partner, employee or trustee of another corporation, partnership, joint venture trust or other enterprise on our behalf, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by us against all expenses (including attorneys’ fees) and amounts paid in settlement incurred in connection with any action by or in the right of us brought against him by virtue of the fact that he is, or has agreed to serve as, a director or officer of our company or is serving in the position of director, officer, partner, employee or trustee of another corporation, partnership, joint venture trust or other enterprise on our behalf, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by us against all expenses (including attorneys’ fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

     Indemnification is required to be made unless we determine that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by us that the director or officer did not meet the applicable standard of conduct required for indemnification or if we fail to make an indemnification payment within 30 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give us notice of the action for which indemnity is sought and we have the right to participate in such action or assume the defense thereof. Article EIGHTH of our Charter further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law statute is amended, we must continue to indemnify our directors and officers with respect to any action that arose prior to the amendment, to the same extent that the director or officer would have been indemnified prior to the amendment.

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person has no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     In addition to the indemnification provided for in our Charter, we have entered into indemnification agreements with each of our directors and officers. Each indemnification agreement provides that we will indemnify the director or officer to the fullest extent permitted by law for claims arising in his or her capacity as a director, officer, employee or agent of ours. We are required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us.

     We maintain a general liability insurance policy which covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

     In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), against certain liabilities.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under our Charter. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 16. Exhibits.

*4.1	Restated Certificate of Incorporation of the Registrant.

4.2	Amended and Restated By-Laws of the Registrant (Incorporated by reference to Amendment No. 3 to the Registrant’s registration statement on Form S-1, filed with the Securities and Exchange Commission on November 7, 2003 (File No. 333-108293)).

*4.3	Senior Subordinated Convertible Note due 2035.

4.4	Indenture, dated as of February 2, 2005, by and between the Registrant and U.S. Bank National Association, as trustee (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, dated February 2, 2005).

4.5	Registration Rights Agreement, dated as of February 2, 2005, by and among the Registrant, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wachovia Capital Markets, LLC (Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K, dated February 2, 2005).

*5	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

12	Statement of Computation of Ratio of Earnings to Fixed Charges.

*23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP, included in Exhibit 5.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of PricewaterhouseCoopers LLP.

*24	Power of Attorney.

*25	Statement of Eligibility of Trustee on Form T-1.

*	Previously Filed.

Item 17. Undertakings.

     The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the Registration Statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
     provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act to any purchaser:
          (i) If the Registrant is relying on Rule 430B:
               (A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and
               (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date; or
          (ii) If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.
     (5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:
     The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
          (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Glastonbury, State of Connecticut, on this 19th day of June, 2006.

Open Solutions Inc.

By:	/s/ Louis Hernandez, Jr.

Louis Hernandez, Jr.
Chairman of the Board and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Louis Hernandez, Jr.	Chairman of the Board and Chief Executive Officer

Louis Hernandez, Jr.	(Principal Executive Officer)	June 19, 2006

/s/ Kenneth J. Saunders	Executive Vice President and Chief Financial Officer

Kenneth J. Saunders	(Principal Financial Officer and Principal Accounting Officer)	June 19, 2006

/s/ Douglas K. Anderson*

Douglas K. Anderson	Director	June 19, 2006

/s/ Howard L. Carver*

Howard L. Carver	Director	June 19, 2006

/s/ Dennis F. Lynch*

Dennis F. Lynch	Director	June 19, 2006

/s/ Samuel F. McKay*

Samuel F. McKay	Director	June 19, 2006

/s/ Carlos P. Naudon*

Carlos P. Naudon	Director	June 19, 2006

/s/ Richard P. Yanak*

Richard P. Yanak	Director	June 19, 2006

*By: /s/ Louis Hernandez, Jr.

Louis Hernandez, Jr. Attorney-in-Fact

EXHIBIT INDEX

*4.1	Restated Certificate of Incorporation of the Registrant.

4.2	Amended and Restated By-Laws of the Registrant (Incorporated by reference to Amendment No. 3 to the Registrant’s registration statement on Form S-1, filed with the Securities and Exchange Commission on November 7, 2003 (File No. 333-108293)).

*4.3	Senior Subordinated Convertible Note due 2035.

4.4	Indenture, dated as of February 2, 2005, by and between the Registrant and U.S. Bank National Association, as trustee (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, dated February 2, 2005).

4.5	Registration Rights Agreement, dated as of February 2, 2005, by and among the Registrant, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wachovia Capital Markets, LLC (Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K, dated February 2, 2005).

*5	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

12	Statement of Computation of Ratio of Earnings to Fixed Charges.

*23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP, included in Exhibit 5.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of PricewaterhouseCoopers LLP.

*24	Power of Attorney.

*25	Statement of Eligibility of Trustee on Form T-1.

*	Previously Filed.